UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Anaren, Inc.

 (Name of Registrant as Specified In Its Charter)

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ANAREN, INC.

6635 Kirkville Road

East Syracuse, New York 13057

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on November 6, 2013

Dear Shareholder:

PLEASE TAKE NOTICE, that the Annual Meeting of Shareholders (the “Meeting”) of Anaren, Inc. (the “Company”) will be held at 8:00 a.m. Eastern Time at the Wyndham Boston Andover located at 123 Old River Road, Andover, Massachusetts 01810 for the following purposes:

(1)	To elect three Directors to hold office for a term of three years and until their successors have been duly elected;

(2)	To hold an advisory vote on Shareholder proposal to change the Company’s Certificate of Incorporation and By Laws to eliminate the Company’s current classified Board structure

(3)	To consider an amendment to the Company’s Shareholder Rights Plan, which if passed would provide for the termination of the Rights Plan in December, 2013.

(4)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

(5)	To transact such other business as may be presented at the Meeting.

We have elected to provide access to our Proxy materials primarily over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that this process expedites shareholders’ receipt of Proxy materials, while lowering the costs of our annual meeting and conserving natural resources. On September 20, 2013, we mailed our shareholders’ a notice containing instructions on how to access the 2013 Proxy Statement, the 2013 Annual Report on Form 10-K and vote on-line. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. The proxy statement and the annual report both are available on-line at http://investor.anaren.com/financials.cfm.

Shareholders of record as of the close of business on September 13, 2013 are entitled to notice of and to vote at the Meeting. Your vote is very important and we hope that you will attend the Meeting. However, whether or not you plan to attend the Meeting, please vote by proxy as soon as possible in accordance with the instructions on your proxy card, or on your voting instruction form provided by your bank or broker. Because of a change in the NASDAQ rules, unlike previous annual meetings, your broker will NOT be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions to do so.

There are three convenient ways for submitting your vote:

●

Voting by the Internet - You can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote.

●

Voting by telephone - You can vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

●	Voting by mail - If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

If you vote by telephone or Internet, you do not need to return your proxy card. Signing and returning the proxy card or submitting your proxy via Internet or by telephone does not affect your right to vote in person if you attend the Meeting and your shares are registered in your name. If your shares are held in the name of a bank, broker, or other holder of record and you plan to vote in person at the Meeting, you must obtain a proxy card, executed in your favor, from the holder of record to be able to vote your shares at the meeting.

By Order of the Board of Directors

David M. Ferrara
Dated: September 20, 2013	Secretary and General Counsel
East Syracuse, New York

PROXY STATEMENT

ANAREN, INC.

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Anaren, Inc. (“Anaren” or the “Company”) of proxies to be voted at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held on November 6, 2013 at 8:00 a.m. Eastern Time at the Wyndham Boston Andover located at 123 Old River road, Andover, Massachusetts 01810 and at any adjournment or postponements thereof, for the purposes set forth in the Notice of Annual Meeting (the “Notice”).

In accordance with rules and regulations adopted by the Securities and Exchange Commission, instead of mailing a printed copy of the proxy materials to each shareholder of record, the Company is once again furnishing proxy materials to its shareholders via the Internet. You will not receive a printed copy of the proxy materials unless you request a copy as proscribed in the Notice of Internet Availability of Proxy Materials which was first sent to Shareholders on or about September 20, 2013 (“Notice of Internet Availability”). The Notice of Internet Availability contains instructions on how to access and review the proxy materials over the Internet and how to submit your proxy over the Internet. If you would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting those materials included in the Notice.

This Proxy Statement and the form of Proxy relating to the 2013 Annual Meeting are first being made available to shareholders on or about September 20, 2013.

If a proxy is executed and submitted, it may nevertheless be revoked at any time prior to its exercise by (i) submitting a subsequently dated proxy; or (ii) filing written notice of such revocation with the Secretary of the Meeting. If shares are held through a bank, broker, or other record holder, you may revoke any prior voting instructions by contacting that firm. The proposals described in this Proxy Statement will be presented by the Board of Directors of the Company. Where a choice is specified with respect to a proposal, the shares represented by the proxy will be voted in accordance with the specifications made. Where a choice is not so specified, the shares represented by the proxy will be voted to elect the nominees for Director named therein, and for ratification of the appointment of the Company’s independent registered public accounting firm. Where a choice is not specified for Item 2 (Advisory Vote On Shareholder Proposal to eliminate the current classified Board structure) and Item 3 (consideration of an amendment to the Company’s Shareholder Rights Plan) except for broker non votes, the shares represented by the proxy will be voted “Against” the proposals.

IMPORTANT NOTICE regarding the availability of Proxy materials for the 2013 Annual Meeting of Shareholders of the Company to be held on November 6, 2013: The Proxy materials relating to the 2013 Annual Meeting and the 2013 Annual Report on Form 10-K are available on the Internet. Please go to http://investor.anaren.com/financials.cfm.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

At the close of business on September 13, 2013, the record date stated in the Notice, the Company had outstanding 13,324,162 shares of common stock, $.01 par value (the “Common Stock”), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. A majority of the issued and outstanding shares of Common Stock present in person or by proxy, a total of 6,662,082 shares, will be required to constitute a quorum for the transaction of business at the Meeting.

Abstentions and broker non-votes (as defined below) are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. A “broker non-vote” refers to shares represented at the Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote, and (ii) the broker or nominee does not have discretionary voting power on such matter. For the ratification of the appointment of Company’s independent registered public accounting firm, the broker may vote your shares in its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to persons known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, as of September 13, 2013 (except as otherwise indicated):

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class

Vintage Capital Management, LLC 4705 S. Apopka Vineland Road, Suite 210 Orlando, FL 32819	1,684,000(2)	12.64%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	939,148(4)	7.05%

Discovery Group I, LLC 191 North Wacker Drive Suite 1685 Chicago, IL 60606	759,498(6)	5.70%

BlackRock, Inc. 40 East 52nd Street New York, NY	722,057 (5)	5.42%

Kennedy Capital Management, Inc. 10829 Olive Blvd. St. Louis, MD 63141	716,831(3)	5.38%

(1)	Except as otherwise indicated, all of such shares are owned with sole voting and investment power. Share numbers are based solely on indicated filings.

(2)

Based solely on information contained in Form SC 13D filed with the Securities and Exchange Commission on April 15, 2013, Vintage Capital Management, LLC has shared voting power with respect to 1,684,000 shares and shared dispositive power with respect to 1,684,000 shares.

(3)

Based solely on information contained in Form 13F filed with the Securities and Exchange Commission on August 13, 2013, Kennedy Capital Management, Inc., has sole voting power with respect to 716,831 shares and sole dispositive power with respect to 716,831 shares.

(4)

Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on August 14, 2013, Dimensional Fund Advisors LP has sole voting power with respect to 939,148 shares and sole dispositive power with respect to 939,148 shares listed.

(5)

Based solely on information contained in Form 13F-HR filed with the Securities and Exchange Commission on August 13, 2013, BlackRock, Inc. has sole voting power with respect to 722,057 shares and sole dispositive power with respect to 722,057 shares.

(6)

Based solely on information contained in Form SC 13F filed with the Securities and Exchange Commission on August 19, 2013, Discovery Group I, LLC has shared voting power with respect to 759,498 shares and shared dispositive power with respect to 759,498 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of September 13, 2013, with respect to the beneficial ownership of the Company’s Common Stock by (i) each Director and nominee for Director, (ii) each executive officer of the Company named in the Summary Compensation Table under “Executive Compensation” below, and (iii) all Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percent of Class

Lawrence A. Sala	645,433	(3)	4.78%
George A. Blanton	62,763	(4)	*
Mark P. Burdick	119,727	(5)	*
Timothy P. Ross	129,885	(6)	*
Gert R. Thygesen	153,233	(7)	1.14%
Patricia T. Civil	16,650	(8)	*
Louis J. De Santis	8,733	(9)	*
Dale F. Eck	57,877	(10)	*
Carl W. Gerst, Jr.	410,801	(11)	3.07%
James G. Gould	52,321	(12)	*
Robert U. Roberts	16,311	(13)	*
Matthew S. Robison	30,931	(14)	*
John L. Smucker	31,613	(15)	*
All Directors, and Executive Officers as a Group (16 Persons)	1,781,423	(17)	12.92%

*Indicates less than 1%

(1)	The business address for each of the named individuals is 6635 Kirkville Road, East Syracuse, New York 13057.

(2)	Except as otherwise indicated, as of September 13, 2013 all of such shares are owned with sole voting and investment power.

(3)

Includes 10,000 shares owned by Mr. Sala’s spouse, 32,668 shares owned by Mr. Sala’s children, and 188,500 shares which Mr. Sala has the right to acquire within 60 days pursuant to outstanding stock options.

(4)	Mr. Blanton does not own any options to purchase Common Stock of the Company.

(5)	Includes 41,800 shares which Mr. Burdick has the right to acquire within 60 days pursuant to outstanding stock options.

(6)	Includes 53,500 shares which Mr. Ross has the right to acquire within 60 days pursuant to outstanding stock options.

(7)	Includes 38,631 shares owned by Mr. Thygesen’s spouse and 70,500 shares which Mr. Thygesen has the right to acquire within 60 days pursuant to outstanding stock options.

(8)	Ms. Civil does not own any options to purchase Common Stock of the Company.

(9)	Mr. De Santis does not own any options to purchase Common Stock of the Company.

(10)	Includes 6,500 shares which Mr. Eck has the right to acquire within 60 days pursuant to outstanding stock options.

(11)	Includes 13,500 shares owned by Mr. Gerst’s spouse and 64,500 shares which Mr. Gerst has the right to acquire within 60 days pursuant to outstanding stock options.

(12)	Includes 8,000 shares owned by Mr. Gould’s spouse and 6,500 shares which Mr. Gould has the right to acquire within 60 days pursuant to outstanding stock options.

(13)

Includes 2,000 shares which Mr. Roberts has the right to acquire within 60 days pursuant to outstanding stock options. Mr. Roberts retired as a Director of the Company on May 15, 2013, pursuant to the Company’s mandatory retirement policy.

(14)	Includes 6,500 shares which Mr. Robison has the right to acquire within 60 days pursuant to outstanding stock options.

(15)	Includes 12,000 shares which Mr. Smucker has the right to acquire within 60 days pursuant to outstanding stock options.

(16)	Includes 459,000 shares which all Directors and executive officers as a group have the right to acquire within 60 days pursuant to outstanding stock options.

The Company’s policy governing transactions in its securities by Directors, officers and employees permits such persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Mr. Lawrence A. Sala has previously entered into a trading plan in accordance with Rule 10b5-1, but currently does not have an active plan. The Company anticipates that, as permitted by Rule 10b5-1, Mr. Sala and other officers, Directors and employees may establish trading plans in the future. The Company undertakes no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan, except to the extent required by law.

ITEM ONE

ELECTION OF DIRECTORS

The amended and restated Certificate of Incorporation and the By-Laws of the Company provide for a classified Board of Directors under which the Board is divided into three classes of directors, classes as nearly equal in number as possible, and a total board of not less than three or more than fifteen directors.

The first item to be acted on at the Meeting is the election of three Directors. Directors Matthew S. Robison, John L. Smucker and Patricia T. Civil, will stand for re-election for terms of three years and until their respective successors shall have been duly elected and qualified. The nominees receiving a majority of the votes represented in person or by proxy at the Meeting will be elected Directors. Nominees not receiving a majority of the votes will, pursuant to the Company’s bylaws, be deemed to have tendered his or her resignation to the Board.

It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted “FOR” the director nominees: Matthew S. Robison, John L. Smucker and Patricia T. Civil. In the event any nominee declines or is unable to serve, it is intended that the shares represented by such proxies will be voted for a successor nominee designated by the Board (or if no other person is so designated, for the remaining nominees). All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected.

The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possesses the skills and experience necessary to guide the Company in the best interests of its shareholders. The Company’s current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are also independent in their approach as directors and have demonstrated their willingness to make the time commitment necessary to be informed about the Wireless and Space & Defense industries and the Company, including its customers, suppliers and competitors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE THREE NOMINEES.

The eight members of the Board who will continue in office after the Annual Meeting (including the nominees for re-election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire.

Certain Information Concerning Nominees and Directors Continuing in Office

Set forth below is certain information concerning each nominee for Director to be elected at the Meeting and each Director of the Company whose term of office continues after the Meeting.

Name, Age, Nature of Positions and Offices Held with the Company	Year First Became Director	Principal Occupation, Experience. Skills, and Other Directorships

Director Nominees for Election at Annual Meeting in 2013:

Matthew S. Robison, 52 Director	1999

Mr. Robison became Senior Vice President, of Wunderlich Securities, Inc. in February 2010. He became a Senior Vice President of Wedbush Securities when that firm acquired Pacific Growth Equities in 2009, where he had been a Managing Director. Until June 2008, Mr. Robison served as a Senior Vice President of Ferris, Baker, Watts, Incorporated. Mr. Robison previously served as a General Partner and Analyst of Botti Brown Asset Management from January 1997 until January 1999, and as Vice President and Analyst for Montgomery Securities from October 1994 until January 1997. Before joining Montgomery Mr. Robison served in sales and marketing capacities in the semiconductor industry with DSP Communications, Philips Semiconductors and Signetics after graduating from the University of Denver in 1983 with a Bachelor of Science degree in Physics. Mr. Robison is Chair of the Board’s Nominating/Corporate Governance Committee and also serves as a member of the Board’s Compensation Committee.

John L. Smucker, 69 Director	2006

Mr. Smucker is the founder and former President and Chief Executive Officer of MCE Technologies, Inc., a microwave components company based in Michigan, and from 2003 to 2004 served as President and CEO of Aeroflex MCE Technologies, Inc. and Chief Operating Officer of the microelectronics division of Aeroflex MCE. In 1993, Mr. Smucker worked as President of Merchant Financial, Inc., after spending ten years with Goldman Sachs & Co. Mr. Smucker is the Board’s Lead Independent Director and serves on the Board’s Audit, and Investment/Benefits Committees. Mr. Smucker currently is a Director and Vice Chairman of Ann Arbor State Bank located in Ann Arbor, Michigan, and serves on the Advisory Board for Mechanical Engineering at Ohio State University.

Patricia T. Civil, 63 Director	2007

Ms. Civil is the former managing partner of Pricewaterhouse Coopers’ Syracuse Office where she was employed since 1973. Ms. Civil was certified as a public accountant in 1978 and served as engagement partner to both public and non-public companies until her retirement in 2002. Ms. Civil is Chairperson of the Board’s Audit Committee and also serves on the Nominating/Corporate Governance Committee. Ms. Civil currently serves on the Boards of NBT Bancorp (a publicly traded financial holding company) and SRC, Inc.

Terms Expiring at 2014Annual Meeting

Lawrence A. Sala, 50 President, Chief Executive Officer and Chairman	1995

Mr. Sala joined the Company in 1984 and worked in various engineering and marketing positions until becoming President and being named a Director of the Company in May 1995. Mr. Sala has served as Chief Executive Officer since September 1997, and has served as Chairman of the Board since November 2001. Mr. Sala is a member of the Board of Directors of Carlisle Companies, Incorporated and SRC, Inc.

Louis J. De Santis, 68 Director	2010

Mr. De Santis is a former Vice President of Lockheed Martin in Owego, New York where he served in various senior level positions involving management of complex defense electronics programs and various military business segments. Mr. De Santis’ final assignment prior to his retirement was to launch Lockheed Martin into the Tactical Wheeled Vehicle business area. Mr. De Santis serves on the Board’s Nominating/Corporate Governance Committee, Compensation Committee and also on the Audit Committee.

Terms Expiring at 2015Annual Meeting

Carl W. Gerst, Jr., 76 Chief Technical Officer, Vice Chairman of the Board	1968

Mr. Gerst is a co-founder of the Company and currently is Chief Technical Officer, and Vice Chairman of the Board. Mr. Gerst has been actively engaged in the Company’s business since its founding in 1967. Mr. Gerst served as Executive Vice President from the Company’s founding until May 1995 when he became Chief Technical Officer and Vice Chairman of the Board. Mr. Gerst served as the Company’s Treasurer from May 1992 through November 2001.

Dale F. Eck, 70 Director	1995

Mr. Eck was Vice President of Finance and Treasurer of The Entwistle Company, a defense contractor, from 1974 until his retirement in February 1997. Mr. Eck has also served as a Director of The Entwistle Company since 1978 and continues to serve that company in such capacity. Mr. Eck is the Chair of the Board’s Investment/Benefits Committee and also serves on the Audit Committee.

James G. Gould, 55 Director	2003

Mr. Gould is the founder and President of Alesco Advisors, LLC, an SEC registered investment advisor based in Pittsford, New York. Prior to founding Alesco, Mr. Gould was President of Clover Capital Management, Inc., an SEC registered investment advisor. Mr. Gould is a certified public accountant, with prior experience as an audit and tax accountant with Peat, Marwick & Mitchell. Mr. Gould currently serves as Chairman of the Board’s Compensation Committee and also serves on the Audit Committee.

The Board of Directors has identified nine specific areas of experiences that qualify a person to serve as a member of the Board in view of the Company’s businesses and corporate culture. In addition to skill sets and experiences, the Board also believes diversity and demonstrated commitment, with respect to current members should also be considered in assessing Board member qualifications. The following table shows the experiences of each nominee and continuing member of the Board of Directors. The narrative that follows the table describes the specific experiences, qualifications and skills of each named person.

	Notable Multi-Industry Experience	Significant Experience in Company Specific Industries	Experience as Chair/CEO of Multi-National Business	Experience as CFO of Multi-National Business	Meets Definition of “Audit Committee Financial Expert”	Experience with International Business Issues	Mergers & Acquisition Expertise	Mfg Experience	Corporate Governance Experience
Ms. Civil	X				X		X	X
Mr. De Santis	X	X				X	X	X
Mr. Eck	X	X		X	X	X	X		X
Mr. Gerst		X					X	X	X
Mr. Gould	X						X		X
Mr. Robison	X	X				X	X	X	X
Mr. Sala	X	X	X		X	X	X	X	X
Mr. Smucker	X	X	X			X	X	X	X

Ms. Civil retired as managing partner of Pricewaterhouse Coopers’ Syracuse, New York Office in 2002 and throughout her tenure served a diverse group of both public and private companies as part of her audit practice. Ms. Civil also has significant experience serving on various board committees of other companies (one of which is NBT Bancorp Inc., a publicly traded financial holding company), including audit, risk management, finance and executive compensation committees. In the course of her board committee experiences, Ms. Civil has become thoroughly familiar particularly with the duties and responsibilities of the audit committee and is considered by the Board as an Audit Committee financial expert.

Mr. De Santis retired from Lockheed Martin in 2010 where he gained substantial experience managing large defense electronics programs. Throughout his 30 plus year career with Lockheed Martin, which acquired IBM’s Federal Systems Division with whom Mr. De Santis was employed, Mr. De Santis acquired meaningful expertise in negotiating military defense contracts, procurement, export control laws and program management, all of which are particularly applicable to the Company’s Space & Defense business. Mr. De Santis was responsible for significant wins in this marketplace. Because of his work experience, Mr. De Santis is in a position to offer meaningful insight and guidance to the Board and senior management as the Company attempts to increase dollar content with the limited number of large defense contractors who are the Space & Defense Group’s principal customers. Mr. De Santis also actively participated in merger and acquisition transactions during his tenure at Lockheed Martin.

Prior to Mr. Eck’s retirement in 1997, Mr. Eck was Vice President of Finance and Treasurer for the Entwistle Company, a military defense contractor. In this capacity, he gained extensive financial experience and also gained significant experience dealing with the financial implications and procedures related to government contracts. Mr. Eck has served on the Company’s board for the past 18 years and is familiar with the Company’s various businesses. Mr. Eck was the first chairperson of the Company’s Audit Committee and was also instrumental in helping to guide management in the adaption and implementation of Sarbanes-Oxley Section 404 controls and procedures. Mr. Eck also served as the Company’s first Lead Director and chairman of the Compensation Committee and therefore has gained substantial knowledge of the Company’s various compensation programs including the principle elements of the 2004 Comprehensive Long Term Incentive Plan, as amended.

Mr. Gerst is the co-founder of the Company and throughout his 46 year tenure, has served in various senior management level positions and continues to serve as the Company’s Chief Technical Officer. Mr. Gerst is integrally familiar with the Company’s various technologies and is widely recognized both inside and outside the Company for his microwave and RF engineering knowledge and expertise. Mr. Gerst remains actively involved in the development of the Company’s various microwave based technologies and continues to work closely with Company engineers resolving complex technical issues. Mr. Gerst has also served as a director since the Company’s inception, and is particularly knowledgeable about competing technologies and companies particularly in the Company’s Space & Defense Group markets.

Mr. Gould’s substantial investment and finance experience has enabled him to be of particular value serving as a member of the Company’s Investment/Benefits Committee. Mr. Gould founded and operates Alesco Advisors, LLC and thus has substantial management experience which helps contribute to Mr. Gould’s effectiveness as a director of the Company. Mr. Gould has served on the Company’s Board since 2003 and has gained meaningful insight into the Company’s two principal businesses and its corporate governance culture. Mr. Gould has also chaired the Board’s Compensation Committee for the past 9 years and has worked closely with the Compensation Committee’s consultant, The Burke Group, to further refine the Company’s equity and non-equity incentive compensation plans to better align management’s interest with those of the Company’s shareholders.

Mr. Robison became Senior Vice President, of Wunderlich Securities, Inc. in February 2010. He became a Senior Vice President of Wedbush Securities when that firm acquired Pacific Growth Equities in 2009, where he had been a Managing Director. Until June 2008, Mr. Robison served as a Senior Vice President of Ferris, Baker, Watts, Incorporated. Mr. Robison previously served as a General Partner and Analyst of Botti Brown Asset Management from January 1997 until January 1999, and as Vice President and Analyst for Montgomery Securities from October 1994 until January 1997. Mr. Robison is Chair of the Board’s Nominating/Corporate Governance Committee and also serves as a member of the Board’s Compensation Committee.

Mr. Sala has spent his entire professional career with the Company. Since 1995, Mr. Sala has served as President of the Company and as a member of the Board, and is thoroughly familiar with all facets of the Company’s business. Under his direction, the Company has successfully completed six acquisitions, established a China based subsidiary, completed two secondary offerings, and through fiscal year 2011, the Company has grown at a double digit rate. The Board of Directors believes that as CEO, Mr. Sala should be a member of the Board and serve as the Board’s Chairman. Mr. Sala is uniquely positioned to provide the Board with his insight regarding the Company’s various businesses, risks, opportunities and other strategic information. Mr. Sala also serves as a director of the Carlisle Companies Incorporated and SRC, Inc., and currently serves on the Carlisle Companies’ Governance and Audit Committees.

Mr. Smucker is the founder and former President and Chief Executive Officer of MCE Technologies, Inc., a microwave components company based in Michigan, and from 2003 to 2004 served as President and CEO of Aeroflex MCE Technologies, Inc. and Chief Operating Officer of the microelectronics division of Aeroflex MCE. In 1993, Mr. Smucker worked as President of Merchant Financial, Inc., after spending ten years with Goldman Sachs & Co. Mr. Smucker’s extensive experience managing a company of similar scale and technological complexity uniquely positions him to strategic and managerial insight and counsel. Mr. Smucker currently serves as the Board’s Lead Independent Director and serves on the Board’s Audit, and Investment/Benefits Committees. Mr. Smucker is also a Director and Vice Chairman of Ann Arbor State Bank located in Ann Arbor, Michigan.

BOARD COMPOSITION, MEETINGS, COMMITTEES, AND COMPENSATION

Independence; Meeting Attendance; Board Leadership Structure

The Board currently consists of eight directors. Mr. Sala is Chairman of the Board and Mr. Smucker is the current Lead Independent Director. As Lead Director, Mr. Smucker has the authority to call, schedule and chair executive sessions of the independent directors, which occurred four times in fiscal year 2013. After each executive session, the Lead Director communicates with Mr. Sala to provide feedback and to effectuate the recommendations of the independent directors. In addition, Mr. Smucker was named Chairman of the Board’s Special Committee which was formed in response to the unsolicited offer by Vintage Capital Management, LLC to acquire the Company for $23 per share in April, 2013 (“Vintage Offer”). The Special Committee has met numerous times, without management directors in connection with the Special Committee’s review of the Vintage Offer and to explore other strategic alternatives.

The Company’s Board of Directors is comprised of all independent Directors except for Messrs. Sala, and Gerst. Messrs. Sala and Gerst are employees of the Company. The Board has determined that Directors Patricia T. Civil, Louis J. De Santis, Dale F. Eck, James G. Gould, Matthew S. Robison and John L. Smucker (who collectively comprise 75% of the Board) are each “independent” as defined in the market place rules of the NASDAQ Stock Market. Under the rules of NASDAQ, to be considered independent, the Board must determine that a director does not have a direct or indirect material relationship with the Company.

The independent Directors regularly meet in executive session at which management and employee Directors are not present. During the Company’s last fiscal year, the Board of Directors held nine meetings with all Directors in attendance. Each Director also attended the 2012 Annual Meeting of Shareholders.

The Board of Directors believes the current leadership of the Board is appropriate and effective. The Board specifically believes that it is beneficial to the Company to have Mr. Sala serve as both CEO and Chairman of the Board. Mr. Sala has worked for the Company for over 29 years, he is intimately involved in the operation of the Company’s two business groups, and other than the Company’s co-founder (Mr. Gerst) and Director Eck, he has the longest tenure on the Board.

As Chairman, Mr. Sala has developed an on-going management presentation schedule that enables key members of management to regularly present before the Board regarding the Company’s various product lines, strategic programs, technologies, market strategies and other meaningful information which has been instrumental in assisting Board members to carry out their oversight role. Given Mr. Sala’s extensive history with the Company, his particular knowledge regarding the markets, products, technologies, key personnel and material risks affecting the Company’s operations, it is the Board’s judgment that it is in the best interest of the Company’s shareholders to have Mr. Sala hold both the CEO and Chairman positions.

The Board also believes having an active Lead Independent Director provides independent leadership to help insure that the Board effectively performs its oversight role. Members of management are encouraged to speak directly with the Board’s Lead Director anytime to discuss matters of significance, outside the presence of the Company’s CEO. In addition, all Board members participate in overseeing the Company’s enterprise risk management program and annually review with management the Company’s key material risks and mitigation of those risks. The Board’s Audit Committee also conducts quarterly executive sessions with both the Company’s outside auditors and representatives of the Company’s internal audit function to assist the Board in its oversight responsibilities. The Board is of the opinion that it effectively performs its oversight function under the Board’s current leadership structure.

The Board also regularly meets with the Company’s CFO, together with other Named Executive Officers (“NEOs”) and other management representatives of the Company’s two business groups to review and assess the operations of the businesses, as well as management’s identification, assessment and mitigation of the material risks affecting the Company’s operations.

Related Party Transactions

The Board has adopted a policy concerning transactions with related persons. The policy requires the review, approval and monitoring of transactions involving the Company and our Directors, executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. These transactions, if any, are reported to and reviewed by the Secretary and General Counsel of the Company who provides a report to the full Board or independent members of the Board, as appropriate. Following this review, the Board determines whether any such transaction is in the best interests of the Company and its Shareholders by considering whether the terms are no less favorable than those available with unrelated third parties and the related person’s interest in the transaction. The Company will disclose the terms of related person transactions in its filings with the SEC to the extent required.

David M. Ferrara, Secretary and General Counsel of the Company, is a member in the law firm of Bond, Schoeneck & King, PLLC, (“BS&K”) which has rendered and continues to render legal services to the Company. The legal services provided (and to be provided) to the Company are considered normal and customary in the ordinary course of business. Beginning in January, 2008, Mr. Ferrara became a part time employee of the Company. During the fiscal year ended June 30, 2013, the Company was billed by Bond, Schoeneck & King, PLLC $255,192 for services rendered by other BS&K attorneys and for related disbursements, in addition to paying Mr. Ferrara a base salary.

Corporate Governance Matters

Our Company’s business is operated by the guiding principles of honesty and integrity. Anaren’s Code of Ethics and Business Conduct (“Code of Conduct”), which has been in place since August 2002, and most recently amended in May 2011, and is available on the Company’s website (www.anaren.com), establishes ethical policies by which the Board of Directors, officers and every employee conducts the daily operation of the Company. Anaren’s Code of Conduct is reviewed with every Company employee to help ensure that all employees remain dedicated to Anaren’s founding principles of honesty and integrity. The Board’s Nominating/Corporate Governance Committee reviews corporate governance developments and recommends modifications to the Company’s Code of Conduct and various committee charters as appropriate. Consistent with this review, the Board adopted a Statement of Corporate Governance Guidelines and Principles (“Governance Guidelines”), which was revised in May, 2008 and provides an overview of the Company’s corporate governance philosophy and a summary of the Board’s responsibilities and duties regarding its oversight of the Company. The Company’s Governance Guidelines also identify the Company’s key policies, including the Code of Conduct. The Board also adopted a Disclosure Committee Charter to formalize the procedures of the Company’s Disclosure Committee that has been in place since the beginning of fiscal year 2005. The purpose of the Disclosure Committee is to help ensure that the Company’s public disclosures are materially accurate, timely and complete.

In a continuous effort to stay abreast of corporate governance developments, the Board encourages its members and the Company’s Secretary and General Counsel to attend various education programs. Our Company remains committed to continue to strive toward corporate governance excellence in all aspects of our business.

Charters

The Company has adopted written charters for each of its Audit, Compensation, Disclosure, Investment/Benefits, and Nominating/Corporate Governance Committees and has posted current copies of the Committee Charters on its website: www.anaren.com.

Board Committees

Audit Committee. The Company’s Audit Committee consists of Ms. Civil, Chairperson, Messrs. Eck, Gould, Smucker and De Santis. In the opinion of the Board the Audit Committee’s Chairperson, Ms. Civil and Mr. Eck, meet the definition of an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the Securities and Exchange Commission. The function of the Audit Committee is to monitor the quality and integrity of the Company’s accounting, auditing and financial reporting practices, and to review the Company’s annual audit with management and the Company’s independent registered public accounting firm. The Audit Committee is also responsible for monitoring the independence and performance of the Company’s independent registered public accounting firm, and for providing an avenue of communication among the independent registered public accounting firm, management, employees, and the Board of Directors. During the fiscal year ended June 30, 2013, the Audit Committee held eight regular meetings and several additional meetings in connection with the Company’s quarterly and annual financial reporting, review, assessment and certification of the effectiveness of its internal controls.

Compensation Committee. The Company’s Compensation Committee currently consists of Messers. Gould, Chairman, Robison and De Santis. The principle function of the Compensation Committee is to recommend to the Board of Directors competitive compensation plans for officers and key employees. During the fiscal year ended June 30, 2013, the Compensation Committee held four meetings.

Nominating and Corporate Governance Committee. The Company’s Nominating and Corporate Governance Committee currently consists of Mr. Robison, Chairman, Ms. Civil, and Mr. De Santis. The responsibilities of the Nominating/Corporate Governance Committee, as outlined in its written charter, are to make recommendations to the Board for nominees to serve as directors, and the competitive compensation to be provided to elected directors, to strengthen the Board’s oversight of management, to develop and implement the Company’s corporate governance guidelines, and to monitor a process to assess the Board’s effectiveness. The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers, among other factors, the entirety of each candidate’s credentials and whether the candidate possesses the following characteristics:

o	Impeccable personal character

o	Demonstrated achievement in his or her professional field

o	Broad professional experience relevant to Anaren’s current and likely future business

o	Skill set that complements Anaren’s current Board and senior management team

o	Demonstrated leadership abilities including team building, mentoring and effective communication

o	Fundamental understanding of basic financial accounting statements

o	Demonstrated ability to foster investor, employee and customer confidence

o	Demonstrated enthusiasm for Anaren’s mission

o	Demonstrated experience managing a business, educational or other not-for profit entity

o	Commitment to maintaining a responsible employer presence in the communities in which Anaren operates

The Committee also considers a candidate’s projected effectiveness as a director in conjunction with the full Board in collectively serving the long-term interests of the Shareholders. In addition, prior to nominating an existing director for re-election to the Board, the Committee and the Board consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills and contributions that the director brings to the Board. During the fiscal year ended June 30, 2013, the Nominating and Corporate Governance Committee held three meetings.

Investment/Benefits Committee. The Company’s Investment/Benefits Committee consists of Messrs. Eck, Chairman, and Smucker. The responsibilities of the Investment/Benefits Committee, as outlined in its written charter, are to oversee the appropriate investment of the Company’s cash and cash equivalents with the objective of obtaining competitive rates of return without exposing the Company’s assets to undue volatility or risk of loss, and to periodically review the various benefit plans, including pension plans, offered by the Company to its employees to help ensure that the various benefit plans are market competitive, yet cost effective for the Company. During the fiscal year ended June 30, 2012, the Investment/Benefits Committee held two meetings.

Compensation Committee Interlocks and Insider Participation

Messrs. Gould, Chairman, Robison, and De Santis served on the Compensation Committee during 2013. None of the members of the Compensation Committee are or ever have been an officer or employee of Anaren, and there were no Compensation Committee interlocks.

Compensation of Directors

Directors who are employees of the Company receive no additional compensation for serving as directors. During fiscal year 2013, the Company held all Board fees at fiscal 2012 levels. Accordingly, each director who is not an employee received a $26,000 Board fee plus $1,000 for each meeting attended. The Company also paid the Chairperson of the Audit Committee an annual fee of $12,000, and the Chairpersons of the Compensation, Investment/Benefits and Nominating/Corporate Governance Committees an annual fee of $6,000. In addition, members of the Audit Committee, except for the Chairperson, received an annual fee of $6,000, and members of the Compensation Committee, Investment/Benefits Committee and Nominating/Corporate Governance Committee, except for the respective Chairpersons, received an annual fee of $3,000 and the Lead Director received an annual fee of $6,000. The Company also reimbursed each director for their expenses incurred in attending meetings of the Board of Directors. In addition, non-employee directors are eligible to receive awards under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan (“Plan”), as amended. In fiscal year 2013, the non-employee directors each received a restricted stock award of 3122 shares pursuant to the Plan. Based on the Burke Group’s recommendation, the value of equity awards granted to Directors was increased by $10,000 over fiscal year 2012 consistent with peer group and survey data.

The following table summarizes the compensation paid to each non-employee director for his/her service to the Board and its committees in fiscal year 2013.

FISCAL 2013 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Dale F. Eck	$42,000	$60,005	0	$102,005
Carl W. Gerst, Jr.	0(4)	$168,752	0	$168,752
James G. Gould	$42,000	$60,005	0	$102,005
Robert U. Roberts	$33,000	$60,005	0	$93,005
Matthew S. Robison	$39,000	$60,005	0	$99,005
John L. Smucker	$45,000	$60,005	0	$105,005
Patricia T. Civil	$45,000	$60,005	0	$105,005
Louis J. De Santis	$42,000	$60,005	0	$102,005

(1) Mr. Sala, the Company’s Chief Executive Officer and Chairman, is not included in this table. Mr. Sala does not receive any compensation for his service as a Director because he is an officer of the Company. The compensation received by Mr. Sala as an officer is shown in the Summary Compensation Table on page 25.

(2) The amounts reported in this column reflect the aggregate grant date fair value of stock awards recognized by the Company for financial statement reporting purposes for the fiscal years ended June 30, 2013 (before reflecting forfeiture), in accordance with ASC 718. These amounts reflect the Company’s accounting valuation for these awards and do not correspond to the actual value that may be recognized by its Named Executives. On August 10, 2012, the Company granted each non-employee Director 3,122 shares of restricted stock which is subject to forfeiture until the first anniversary of the date of grant. The fair market value, as of the date of grant, for each non-employee Director was $60,005. As of June 30, 2013, each non-employee Director had 3,122 shares of restricted stock awards which continued to be subject to forfeiture at last fiscal year-end.

(3) There were no new option awards granted in fiscal 2013.

(4) Carl W. Gerst, Jr., the Company’s Co-founder, Chief Technical Officer and Vice Chairman, does not receive any fees for his service as a director. However, Mr. Gerst did receive restricted stock awards in fiscal year 2013 that were not performance based in connection with his service as a director of the Company. The value recognized by the Company for financial reporting purposes (before reflecting forfeiture) is set forth in this table and was calculated in accordance with ASC 718. As of June 30, 2013, Mr. Gerst had 64,500 stock options outstanding and 8,780 shares of restricted stock awards which continued to be subject to forfeiture at fiscal year-end.

Communication with Directors

Shareholders may communicate directly with the Board of Directors of the Company by sending correspondence to the address shown below. If a Shareholder desires to communicate with a specific director, the correspondence should be addressed to that director. The receipt of any such correspondence addressed to the Board of Directors and the nature of its contents will be reported at the next Board meeting and appropriate action, if any, will be taken. Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company. The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board of Directors at its next meeting, so that the appropriate action, if any, may be taken.

Correspondence should be addressed to:

[Name of Director or Board of Directors]

c/o David M. Ferrara

Secretary and General Counsel

Anaren, Inc.

6635 Kirkville Road

East Syracuse, New York 13057

COMPENSATION OF EXECUTIVE OFFICERS

Introduction; Role of the Compensation Committee; Risk Oversight

The Compensation Committee of the Board of Directors is principally responsible for establishing, monitoring and administering the Company’s compensation philosophy, policies and practices regarding its executive officers. A primary goal of the Company’s compensation philosophy is to adequately align the interests of the shareholders with management to ultimately drive shareholder value. The Compensation Committee strives to ensure that total compensation paid to executive officers and key management employees is competitive, reasonable, yet at the same time, capable of attracting, retaining and motivating the executive officers and key management employees to achieve long term shareholder value. The Compensation Discussion and Analysis (“CD&A”) section beginning on page 16 provides details regarding the Company’s executive compensation policy, the material elements of the total compensation paid to the Company’s executive officers under such policy, and an explanation of how the Company determines the amount paid under each element of compensation.

The disclosure tables following the CD&A set forth the various elements of compensation paid to the Company’s Chief Executive Officer, principal financial officer and the three most highly compensated executive officers other than the chief executive officer and principal financial officer. These five individuals are referred to under the SEC’s disclosure rules, and throughout the CD&A, as the “Named Executive Officers (“Named Executives”).” The Named Executives for fiscal 2013 are Lawrence A. Sala, President and Chief Executive Officer, George A. Blanton, Senior Vice President, Chief Financial Officer, Treasurer, Mark P. Burdick , President, Wireless Group, Timothy P. Ross, President, Space & Defense Group and Carl W. Gerst, Vice Chairman, Chief Technical Officer. The terms “executive officers” and “key management” relate to the Company’s approximately 116 management and key technical personnel, including the Named Executives, who currently participate in the Company’s equity based compensation program. The first table, the Summary Compensation Table, provides in comprehensive form, the total compensation earned by the Named Executives during the past three fiscal years. The tables that follow provide additional information about the elements of compensation presented in the Summary Compensation Table.

Role of Compensation Committee; Risk Oversight

The Compensation Committee is currently composed of three members, all of whom are (i) deemed “independent directors,” as the term is defined in the marketplace rules of The NASDAQ Stock Market, (ii) qualified as a “non-employee director,” as defined under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) qualified as an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the terms of the Compensation Committee’s written charter, which has been approved by the Board and most recently amended in August, 2012, is reviewed annually to ensure that it properly reflects the Committee’s responsibilities, duties and philosophy, the Compensation Committee has the authority to set the level of executive compensation.

The Compensation Committee has regularly engaged The Burke Group, to collect and update officer and director compensation information from the Company’s peer group and published survey sources. The Committee also uses the consultant to analyze the total compensation earned by the Company’s executive officers, apprize the Committee on current trends in the area of executive compensation and to make recommendations to strengthen the Company’s compensation policies to align the Named Executives’ pay to the Company’s performance, and to improve the competitiveness of the Company’s executive compensation. The Burke Group performs no other services for the Company and is completely independent.

The Compensation Committee regularly reviews and approves the financial goals that drive non-equity bonus compensation and the growth and profitability metrics used for determining equity based compensation for officers. The Committee concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company and do not encourage inappropriate risk taking. In the Committee’s judgment, because profitability is mandatory before any officer is eligible to receive a non-equity bonus, all incentive based compensation (non-equity and equity based) is capped for each NEO, and multiple corporate goals and targets are approved annually by the Committee, officers are not motivated to take undue risks in managing the Company’s business. Similarly, because equity grants are based on three year performance targets that are reviewed and approved by the Committee and the full Board, the Committee does not believe officers are incentivized to take exceptional risks which could potentially generate short term favorable results to the long term detriment of the Company. The Committee also believes that the discretionary portion of officers’ total compensation is reasonably related to officers’ base salaries, and therefore, opportunities for additional compensation are not excessive to the point where officers would take material unreasonable risks for the sake of increasing personal compensation. The Compensation Committee does not delegate its duties to any other person; however, it does work with the CEO to structure the Named Executives’ performance goals. After extensive review and consideration, the Committee presents its recommendations to the Board for its review and approval.

The Committee and the full Board of Directors also regularly review the Company’s Strategic Plan, and assess whether management is pursuing a course of action that presents unusual or excessive material risks inconsistent with the Company’s culture and long term strategic objectives.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future performance targets and goals for the Company’s executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to any other context.

Fiscal year 2013 again showed a strong relationship between compensation of Named Executives and the Company’s performance. Named Executives’ incentive bonus opportunity (both equity and non-equity) is directly tied to achieving pre-established performance targets approved by the Compensation Committee and the full Board of Directors. In addition, Named Executives are not eligible to receive any non-equity bonuses unless the Company produces an operating profit. In fiscal 2013, Named Executives earned non-equity bonuses equal to 60 % of their respective opportunities.

Net sales for the year increased 7.5% to $158.4 million, operating margins increased 38% to 14.4% and working capital as a percentage of sales decreased 140 basis points to 36.7%. Named Executives however, did not earn any corporate performance based equity grants. Although the three year average operating income was 13.0% vs. a target of 12.0%, the three CAGR was negative. The Compensation Committee continues to believe that the CEO, CFO and other Named Executives’ direct compensation is consistent with both the Company’s peer group and survey data (at the 50th percentile) and is properly set to drive the Company’s financial performance and thus long term shareholder value.

Philosophy and Objectives of the Compensation Program

The Compensation Committee continues to strive to develop, refine and implement an executive compensation program that rewards executive officers when the Company achieves its financial and strategic goals. At the same time, the Committee feels strongly that the program must be fully transparent, straightforward and understandable by both employees and our shareholders. The Committee generally targets overall compensation for executive officers to the 50th percentile of compensation paid to comparable executives based upon peer group and survey data. The ultimate objective of the Company’s compensation program is to motivate the Company’s executive officers to achieve financial goals that increase the shareholders’ long-term value, yet not promote unreasonable risk taking. We believe this compensation philosophy encourages our executive officers to make decisions geared toward the long term success of the Company. Accordingly, compensation paid to the executive officers is predominantly performance based, and has a significant equity component. Although individual performance is viewed as being important, overall Company performance goals must be achieved before any executive officer is eligible to receive an annual incentive bonus. More specifically, the Company must be profitable, regardless of achievement of other corporate goals, for any executive officer to receive a bonus. Although the Compensation Committee intends for executive compensation to be driven by performance, it recognizes that salaries must stay competitive with comparable technology-based, microwave electronics manufacturing companies in order to attract, retain and motivate highly qualified executives. It is this mix of interests that drives the compensation structure outlined below.

The Company’s NEOs direct compensation (base salary, plus non-equity bonus, equity based compensation opportunities) in fiscal 2013, when compared to survey and peer group averages (utilizing the 50th percentile for base salaries) ranged from approximately 9% above to 12.0% below. Specifically, the Company’s CEO’s direct compensation totaled approximately 3.8% above, the CFO, approximately 12.6% below, the President, Wireless Group, at market, and the President, Space & Defense Group, at market. To the extent certain NEOs were below or above the survey and peer group average is attributable to a number of factors including, the particular NEO’s years of service with the Company, length of time in their particular position, historical job performance, scope of duties and responsibilities of the position and overall contribution to the Company’s success.

Response to 2011 “Say-on-Pay” Vote Results

At the 2011 Annual Meeting of Shareholders, held on November , 2011, our shareholders endorsed the executive pay program for the Company’s Named Executives. Shareholders also voted to conduct the Say-on-Pay advisory vote every three years, consistent with the Board’s initial recommendation.

Specifically, excluding broker non-votes, over 65% of our shareholders voted “For” approval of the Named Executives’ compensation program and over 71% voted in favor of three years with respect to how frequently a non-binding shareholder vote on compensation of our Named Executives should occur. In addition, at last year’s annual meeting held on November 7, 2012, a majority of shareholders (approximately 55%) voted to elect the three directors who stood for re-election, including James Gould, Chairman of the Board’s Compensation Committee. The Committee has considered the results from these advisory votes and last year’s director re-election votes, and has concluded that Company shareholders are generally supportive of the Committee’s current compensation philosophy and objectives as related to the Named Executives. The Committee also believes that, as a result, the compensation policies and programs in place for Named Executives should remain with the objective of continuing to strengthen the alignment between Named Executives’ compensation and the long term performance of the Company. The Committee and the Board firmly believe that this alignment ultimately helps drive long term shareholder value, which a majority of shareholders have reaffirmed with the Say-on-Pay vote. With respect to frequency, the Committee continues to believe that holding the Say-on-Pay advisory vote every three years is appropriate and is not only consistent with our shareholders’ vote, but also is the same time period used by the Committee to evaluate the corporate performance element of Named Executives’ equity based incentive compensation. Although as described on Page 18, the Committee made minor revisions to the Named Executives’ compensation programs for fiscal year 2013 and 2014, these changes were not the result of the Say-on-Pay vote. The Company’s “Say –on-Pay” advisory proposal will be once again be included in the Company’s fiscal 2014 Proxy.

Role of Compensation Consultant and Executive Officers

The Burke Group is directly engaged by the Compensation Committee and answers directly to the Compensation Committee in connection with the services it provides. Primarily, The Burke Group gathers information on the peer group companies identified by the Company’s Board and management and provides survey information. The Burke Group also analyzes the total compensation earned by the Company’s executive officers, apprizes the Committee on current trends in the area of executive compensation and makes recommendations to strengthen the Company’s compensation policies to align the Named Executives’ pay to the Company’s performance, and to improve the competitiveness of the Company’s executive compensation. For these services during fiscal 2013, the Compensation Committee paid The Burke Group $9,500, plus expenses. The Burke Group provides no other services to the Company or its management other than services related to the Company’s executive compensation program.

Comparisons to Peer Group. In fiscal 2013, the Company utilized compensation information from the Company’s peer group and from published surveys to help establish compensation targets for its executive officers. The Company’s peer group includes the following electronics component and subsystem manufacturers: AeroVironment Inc., DSP Group Inc., Globecomm Systems Inc., Kopin Corp., KVH Industries, Comptech Telecommunications, Mercury Computer Systems, Inc., Pericom Semiconductor Corp., Reald, Inc. and Seachange International, Inc. The Burke Group assists the Compensation Committee in gathering information on this peer group, as well as gathering survey information published by Towers Watson Data Services, Mercer Human Resources, Economic Research Institute, National Association of Corporate Directors and Equilar Insight. In fiscal 2013, the Company primarily relied upon these broad databases, and other publicly available information, to determine appropriate levels and types of compensation. The Company believes that utilizing peer group data in its executive compensation practices is consistent with the compensation philosophy of providing competitive compensation with appropriate incentive and equity-based components, without promoting inappropriate risk taking.

The Company Strives for Fairness in the Administration of Compensation. The Company strives to ensure that the compensation levels of its executive officers and key members of management accurately reflect the level of responsibility that each individual has within the Company. At the outset of each fiscal year the Named Executives and all participants in the Company’s Bonus Plan are informed of individual and Company-wide objectives to help align individual performance with the goals and objectives of the Company. Individual base salaries are predicated on a number of factors including, the individual’s performance, level of responsibility, contributions to the Company’s success, and market data for comparable positions.

Role of Executive Officers in the Compensation Process. In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers, the Compensation Committee considers the recommendation of the Company’s President and CEO. Mr. Sala reviews the performance and compensation of each executive officer and the Company’s financial results versus established goals for the fiscal year just completed. Mr. Sala then makes recommendations to the Committee for the upcoming year’s financial objectives, base salary adjustments, cash incentive bonus opportunities and equity-based compensation grants based on the executive officer’s performance and comparative analysis of similar positions in the peer group and published survey data. Mr. Sala also makes restricted stock grant recommendations to the Committee for key management and key technical employees. The Committee, however, exercises its complete discretion in approving or modifying any compensation recommendation for any executive officer. Mr. Sala does not make any recommendations regarding his own compensation, nor does he vote on any compensation matters considered by the Committee, but is viewed as an additional resource to discuss executive officer and key management performance and compensation.

Compensation of the Named Executives

The Company’s compensation program for all executive officers, including the Named Executives, is comprised of the following elements:

●	Base Salary
●	Non-Equity Annual Bonus Plan (“Bonus Plan”)
●	Equity Based Awards
●	Benefits

The compensation program for key management is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. It is not the Company’s practice to compensate any Named Executive in excess of the limits contained in Section 162(m) of the Internal Revenue Code. Section 162(m) generally limits the amount of compensation paid to the Named Executives in any one fiscal year that may be deducted by the Company for federal income tax purposes, unless the compensation is performance-based and the material terms of the applicable plan are disclosed to and approved by the Company’s Shareholders. The deduction limitation is currently $1 million. The Company’s 2004 Comprehensive Long Term Incentive Plan, as amended, has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).

Base Salary

The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each Named Executive. Each year, the Company reviews base salaries, and targets base salary compensation at or near the median base salaries of the companies included in the Company’s peer group and survey data provided by The Burke Group. Unlike the Bonus Plan, base salaries are not linked to the overall performance of the Company. However, other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (for example, the cash incentive opportunity under the Bonus Plan is a percentage of the Named Executive’s base salary). Generally, the Compensation Committee starts the total compensation review for executives at its May committee meeting by reviewing compensation trends identified by The Burke Group. Several elements are considered in setting base salaries, including (i) the size, scope and complexity of the executive officer’s responsibilities; (ii) the relationship of the executive officer’s pay to the base salaries of other senior officers and other management employees of the Company; (iii) the individual’s performance; (iv) economic and market conditions; and (v) whether the base salary levels are competitive and comparable to compensation paid to executives employed by the Company’s peer group and published survey data. The Committee also considers the historical performance of the Company and the contributions of each executive officer to those results when considering proposed adjustments to base salary. The salary levels for all Named Executives and key management employees are reviewed and approved by the Compensation committee and full Board on an annual basis.

In view of the Company’s improved financial performance in fiscal year 2013, the Committee decided to reinstate increases in base salaries of the Named Executives after freezing base salaries for fiscal year 2013. Mr. Sala’s base salary will increase by 4.5% to $522,500 which, in the Committee’s opinion, is well supported by (i) competitive wage survey data, (ii) the Company’s peer group’s compensation of chief executive officers, and (iii) the Company’s strategic accomplishments and financial performance during the fiscal year and throughout the period Mr. Sala has served as President and CEO.

Messrs. Blanton, Ross, Burdick and Gerst will receive base salary increases averaging approximately 3.7%. Therefore, their respective base salaries for fiscal 2014 will be as follows:, $272,000, $280,000, $267,000 and $187,500, respectively. Please see the Summary Compensation Table presented in this Proxy Statement (page 25) and the accompanying narrative disclosures for more information regarding the base salaries of the Named Executives for fiscal years 2013, 2012 and 2011.

Non-Equity Annual Bonus Plan

In order to more closely align the compensation of Named Executives and other key employees to the Company’s performance, a non-equity annual bonus plan (“Bonus Plan”) is maintained in which approximately 13 percent of the Company’s employees participated in fiscal 2013. Bonus Plan award opportunities, expressed as a percentage of salary, are established for each participant. The Committee strives to set the respective Bonus Plan opportunities to be consistent with opportunities for comparable positions in the Company’s peer group and published survey data. The Bonus Plan is designed to provide a meaningful incentive to reward executive officers and other key management employees for their contribution toward the Company’s growth, profitability and cash flow for the fiscal year. Eligibility in the Bonus Plan is limited to key members of management and technical personnel who, because of their position, have the ability to impact the growth, profitability and overall success of the Company, as well as have the responsibility for succession planning and employee development. Bonus Plan opportunities for executive officers range from 25% to 100% of base salary. In the case of exceptional performance by an officer of the Company, the Committee in accordance with its charter, may exercise its discretion to recommend to the Board to increase a Bonus Plan payment by up to fifty percent.

Bonus Plan payments, when made, have historically totaled less than 10 percent of the annual operating income for the Company. There were approximately 116 participants in the 2013 Bonus Plan who were paid a total of approximately $1,480,000, of which $710,861 was paid to the executive officers of the Company. Total Bonus Plan payments for fiscal year 2013 represented approximately 6.1% of the Company’s operating income, including ASC 718 expense. The executive officers of the Company select the Bonus Plan participants on an annual basis.

Under the Bonus Plan in effect for the 2013 fiscal year, the Company’s performance criteria (targeted annual net sales, annual operating margin and working capital levels), outlined below for each Named Executive, entitled the Named Executives to receive a cash Bonus Plan payment. Each goal was equally weighted and was factored into the calculation to determine the Bonus Plan payment. Consistent with the Committee’s philosophy of aligning individual performance with enhancing shareholders value, executive officers, including Named Executives, were not eligible to receive any payments under the Bonus Plan if the Company was not profitable on an operating basis.

The specific Company financial goals and the results achieved in fiscal year 2013 applicable to the Named Executives were as follows:

	Goal	Results Achieved	Percentage Achieved

Annual Net Sales	$147.3-$162.0 Million	$158.4 Million	75.5%

Annual Operating Margin	12%-15% of Net Sales	14.4% of Net Sales	81.1%

Working Capital (% of Sales)	$38.1% - 32.4%	36.7%	24.6%

		Total Percentage Achieved	60.4%

The Company’s President and Chief Executive Officer Bonus Plan opportunity for fiscal year 2013 was set by the Committee at 100% of his base salary. One hundred percent of Mr. Sala’s Bonus Plan opportunity was based upon the achievement of the Company financial goals identified above. The actual fiscal 2013 results generated a Bonus Plan payment to Mr. Sala of $302,008.

The Compensation Committee determined that the Company’s Senior Vice President of Finance, Chief Financial Officer & Treasurer, Mr. Blanton, Bonus Plan opportunity for fiscal year 2013 was 50% of his base salary. The actual fiscal 2013 results generated a Bonus Plan payment to Mr. Blanton of $78,522.

The Company’s President, Space & Defense Group, Mr. Ross, had a Bonus Plan opportunity for fiscal year 2013 of 60% of his base salary. Mr. Ross’ Bonus Plan payment was based upon the Company financial goals noted in the chart above and in addition the Compensation committee awarded a special bonus of $25,000 for the superior performance of the Space & Defense Group. This resulted in a total Bonus Plan payment to Mr. Ross of $120,501.

The Company’s President, Wireless Group, Mr. Burdick, Bonus Plan opportunity for fiscal year 2013 was set by the Committee at 60% of his base salary. As was the case for all other Named Executives, Mr. Burdick’s Bonus Plan opportunity was based upon the achievement of the Company financial goals noted above. The actual fiscal 2013 results generated a Bonus Plan payment to Mr. Burdick of $92,415.

Mr. Gerst, Vice Chairman and Chief Technical Officer does not participate in the Company’s bonus plan.

The dollar amounts of each award paid to the Named Executives are set forth under the column entitled “Bonus” of the Summary Compensation Table.

Performance Metrics for Fiscal Year 2014

The Compensation Committee believes the change to executive officer Bonus Plan metrics implemented for fiscal year 2013 (utilization of working capital rather than operating cash flow) served the Company well. The Committee continues to believe that working capital is a better metric than operating cash flow and thus that change, will again be included as a key metric for fiscal year 2014. In addition, after consultation with the Burke Group, the Committee has added a “superior” target to the executive officer Bonus Plan in an effort to further incentivize and appropriately reward executive officers for exceptional financial performance of the Company. If achieved, executive officers will receive 150% of their respective bonus opportunities. As in past years, however, Bonus Plan payments for all executive officers for fiscal year 2014 will continue to be based solely on the achievement of corporate financial performance objectives (“Corporate Goals”). In the case of general managers and certain other key management employees, Bonus Plan payments will continue to be based on business unit performance to more closely align their Bonus Plan compensation with the success of their respective business units. However, for officers, including the Named Executives, the Corporate Goals identified below will be solely used to determine any regular Bonus Plan payment. The Compensation Committee approved Corporate Goals for fiscal year 2014 with minimum, target and superior thresholds as defined below:

2014 Corporate Goals

Performance Criteria	Minimum	Target	Superior
Annual Net Sales	$156.0 Million	$168.0 Million	$174.0 Million
Annual Operating Margin *	13.8% of Net Sales	15.0% of Net Sales	15.6% of Net Sales
Working Capital **	37.5%	35.2%	34.0%

*Excluding ASC.718 expense and amortization of intangible assets.

**“Working Capital” is defined as accounts receivable plus inventories minus accounts payables and customer advance payments divided by trailing 12 months sales.

The Corporate Goals identified above were approved by the Committee because in its judgment, these three goals collectively represent the best measurement of the Company’s performance and therefore are most likely to contribute to long term shareholder value. Officers’ 2014 Bonus Plan payment will be based on the average percentage achieved of each of the three Corporate Goals. However, as in years past, no Bonus Plan payment will be made if the Company is not profitable on an operating basis, regardless of achievement of the remaining two goals. In addition, the Bonus Plan does not guarantee any minimum Bonus Plan payment to any participant and bonus opportunities are capped as explained in the Non-Equity Annual Bonus Plan description found on page 19. In the case of Mr. Sala, all discretionary compensation is also subject to a “clawback” provision as provided for in his 2011 Employment Agreement.

Equity Based Compensation

The Committee believes that the interests of the Shareholders are best served when a significant percentage of executive officers’ compensation is comprised of equity based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock. The granting of equity based compensation aligns the interests of key management, including the Named Executives, with those of the Shareholders. Therefore, it is the Compensation Committee’s intention to make grants of equity based awards to the Named Executives and other key employees at such times and in such amounts as may be required to help accomplish the objectives of the Company’s compensation program. The Compensation Committee has historically granted equity based compensation in the form of stock options and restricted stock to help create the opportunity for increased equity ownership by executive officers, to recruit key individuals, and to utilize vesting requirements to encourage those individuals to continue in the employ of the Company. The Company also has, on occasion, issued limited amounts of restricted stock to individuals for extraordinary performance.

The Compensation Committee generally makes annual equity based awards one time each year at the Committee’s regularly scheduled August meeting. The Committee has never manipulated the timing of equity based awards to take advantage of non-public material information. All equity based awards are pursuant to the Company’s 2004 Comprehensive Long Term Incentive Plan, as amended, which imposes certain restrictions. Recipients of restricted stock grants must enter into agreements with the Company which set forth the specific terms and conditions, including limitations applicable to the equity based awards. Equity awards are generally based on a percentage of salary, and various percentages have been established for different organizational levels within the Company.

Beginning in fiscal year 2008, the Compensation Committee recommended, and the Board approved, modifying the Company’s equity based awards to further strengthen the executive officers’ focus on achieving long term growth and profitability goals for the Company. The Compensation Committee, with the assistance of Burke Group, reviewed market and industry trends and determined that the Company would benefit from granting restricted stock and not incentive stock options, which simplifies the accounting for equity based awards and increases retention of key management employees. The Committee decided to exclusively grant restricted stock because of its belief that restricted stock grants are more equitable to both the recipients and the Company due primarily to the accounting treatment associated with stock options. When stock options expire at a time when the closing price of the Company’s stock is below the strike price of the option the recipient receives no value yet the Company incurred expense at the time of the grant. All equity awards beginning with fiscal year 2008 have consisted solely of restricted stock.

The Committee believes that it is appropriate for the majority of equity based awards to Executive Officers continue to be contingent upon the long-term performance of the Company. Therefore, the Committee decided that 65% of the executive officers total equity grant opportunity (“Total Grant Opportunity”), be based on the Company’s achievement of specific long-term corporate financial objectives (“Corporate Performance Based Grant”) and the remaining 35% of the Total Grant Opportunity be based on the individual executive’s performance (“Individual Performance Based Grant”). The Burke Group assisted the Compensation Committee in determining the Total Grant Opportunity for each executive officer based upon peer group and survey data. For fiscal 2013, Mr. Sala’s Total Grant Opportunity was 180% of his base salary; Mr. Ross’ was 100% and Messrs. Blanton’s, Burdick’s and Gerst’s Total Grant Opportunity was 90% of their respective base salaries.

For the Corporate Performance Based Grant, the Compensation Committee established three year compound annual revenue growth rate (“CAGR”) and three year average operating income (“AOI”) targets based on the Company’s strategic long term goals. Based on the relative attainment of these goals, the executive officers are eligible to receive a percentage of the Corporate Performance Based Grant in the form of a restricted stock grant subject to a 48 month time vesting requirement.

For the Corporate Performance Based Grant, the percentage of the award attained is based on the Company’s financial performance (CAGR and AOI) over a three year rolling period compared to established targets. The Committee, consistent with the Company’s strategic objectives, established CAGR and profitability targets of 11% and 12%, respectively. When applied to the base year (fiscal 2010 sales), resulted in a sales goal for fiscal year 2013 of $231 million in sales, and a 12% AOI for the three year period ending June 30, 2013. Actual results for fiscal year 2013 were $158 million in sales and a three year (2011, 2012 and 2013) AOI of 13.2%. The Company achieved a negative CAGR and 13.2% AOI, which resulted in a Performance Factor below the equity bonus threshold. Therefore, the Executive Officers, including the Named Executives, did not earn any Corporate Performance Based Equity Grants.

For the Individual Performance Based Grant, if the executive performs as expected, he or she will receive the entire Individual Performance Based Grant in the form of a restricted stock grant, subject to a 36 month time vesting requirement. The Committee concluded that Mr. Sala’s individual performance in fiscal year 2013 earned him his full Individual Performance Based Grant totaling $329,000.

For FY’14, the formula to calculate Mr. Sala’s Individual Performance Based Grant will remain the same as FY’13:

Base Salary x 1.8 x 35% which calculates to a fiscal 2014 grant value opportunity of $329,000.

Because of the Committee’s view that the changes to the methodology used for granting equity based awards implemented for Fiscal 2008 and continued thereafter were successful in further linking executive officers compensation to the Company’s long term growth and profitability, the same methodology, including utilizing a three-year rolling period used to establish targets, was approved for Fiscal 2014.

Based on FY’11 results (which serves as the base year for establishing FY’14 performance targets), the net sales target is $245 million (which represents 11% 3 year compound annual growth) and the average operating income target is 12%.

Please see the Summary Compensation Table (page 25) and the Grants of Plan-Based Awards Table (page 26) presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock awards received by each of the Named Executives for fiscal years 2013, 2012 and 2011.

Stock Ownership Guidelines For Officers and Senior Management

Consistent with the Committee’s belief that ownership of the Company’s Common Stock by executive officers aligns their interests with those of the Company’s Shareholders and enhances retention of executives by providing them an opportunity to accumulate a meaningful ownership interest in the Company, the Compensation Committee in 2004 recommended, and the Board approved, the following Stock Ownership Guidelines for Directors, officers and senior management of the Company.

Position	Multiple	Time to Attain
President & CEO	3X Base Salary	48 months
Other Officers and Senior Management	2X Base Salary	48 months
Outside Directors	8X Annual Board Retainer Fee	48 months

The Stock Ownership Guidelines contemplate attainment of the specified levels within the stated time period following adoption of the Guidelines or, if later, following commencement of an individual’s service with the Company in a manner subjecting him or her to the Guidelines. As of June 30, 2013, Mr. Sala and all Company officers and outside Directors (except Mr. De Santis who joined the Board in 2010) have ownership interests sufficient to meet the Stock Ownership Guidelines.

Retirement and Other Benefits

All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that the Company has a productive and focused workforce. The Company utilizes pension, 401(k) savings plan and a non-qualified deferred compensation plan (which participation is limited to executive officers) to enable employees to plan and save for retirement.

The Company’s tax-qualified 401(k) Plan (the “401(k) Plan”) allows employees to contribute a percentage of their base salaries to the 401(k) Plan on a pre-tax and/or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provides a matching contribution, on a dollar for dollar basis, up to 5 % of the contributing participant’s salary.

The Company also provides retirement benefits through the Anaren Microwave, Inc. Pension Plan (the “Pension Plan”). The Pension Plan is available to all Company employees hired on or before August 15, 2000. All of the Named Executives are participants in the Pension Plan, except Mr. Blanton who was hired in June, 2008.

All Company officers, except Mr. Ferrara, participate in the non-qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Company's Deferred Compensation Plan was established in recognition of Internal Revenue Code limits on the amount of annual compensation that may be taken into account for Pension Plan and 401(k) Plan purposes, and in recognition of Internal Revenue Code limits on employee elective deferrals to the 401(k) Plan, as a percentage of their salaries. The Named Executives may elect to defer cash awards payable under the Bonus Plan and base salary into the Deferred Compensation Plan described under the section entitled “Nonqualified Deferred Compensation Plan” on page 30. The Company also makes contributions to the Deferred Compensation Plan, equal to 5% of the participant’s base salary. Pursuant to the terms of Mr. Sala’s Employment Agreement, the Company contributes 10% of Mr. Sala’s base salary.

Perquisites. Although perquisites are not a key element of the Company’s compensation program, the Company’s Named Executives, along with certain other senior level executives, are provided a limited number of perquisites. The Company provides the following perquisites:

●

Each executive officer and key management employee, including the Named Executives, participate in group health, dental, life and other welfare benefits plans on the same terms and conditions that apply to other employees of the Company.

●

The Company reimburses Mr. Sala, pursuant to Mr. Sala’s employment agreement, premiums on life insurance and disability insurance policies owned by Mr. Sala. The amount of the reimbursement is identified in the Summary Compensation Table. The Company provides similar reimbursement to the Company’s Chief Technical Officer and Vice Chairman of the Board, pursuant to Mr. Gerst’s employment agreement.

Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the Named Executives.

Employment Agreements. The Company has entered into an employment agreement with Messrs. Sala and Gerst. These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of such Named Executives. In May 2013, the Compensation Committee recommended, and the Board approved, Amendment 8 to Mr. Gerst’s original employment agreement, which extends the term of Mr. Gerst’s employment as a full time employee through June 30, 2014, and maintains his salary at $187,500. Both Messrs. Sala’s and Gerst’s agreements also include change of control provisions, and are more fully described on pages 30 - 34. The Company has also entered into Change of Control Agreements with Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Amy Tewksbury, Senior Vice President of Human Resources. Such change of control provisions are “triggered” upon a change of control and an involuntary termination or constructive termination of the Executive Officer within two years following a change of control. In Mr. Sala’s employment agreement, benefits are “triggered” upon a change of control and either an involuntary or voluntary termination, or a constructive discharge. The Change of Control Agreements are more fully described on pages 30 - 34 of this Proxy Statement.

The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.

Conclusion

The Compensation Committee has reviewed all components of the Chief Executive Officer’s and the other Named Executives’ compensation, including salary, non-equity bonus and long-term equity incentive compensation, the dollar value of all benefits as well as the Company’s obligations under its pension plans. Based on this review, and the information provided by the Burke Group, the Compensation Committee believes the Chief Executive Officer’s and the other Named Executives’ total compensation to be reasonable and appropriately tied to the Company’s performance. The Committee also believes that the Company’s compensation program appropriately incentivizes all executive officers to drive shareholder value without taking inappropriate risks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A with management. Based upon its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee Members:

James Gould (Chairman)

Louis J. De Santis

Matthew S. Robison

EXECUTIVE COMPENSATION DISCLOSURE TABLES

The following tables summarize the compensation of the Named Executive for the fiscal year ended June 30, 2013, June 30, 2012 and June 30, 2011. The Named Executives of the Company are our President and Chief Executive Officer, our Principal Financial Officer, and our three other most highly compensated executive officers ranked by their total compensation in the table below (reduced by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings). The material terms of the employment and change of control agreements with the Named Executives are set forth on pages 32 - 34.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non- Equity Incentive Compensation Plan Bonus ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compen-sation ($)(5)	Total ($)
Lawrence A. Sala President, Chief Executive Officer and Chairman	2013 2012 2011	500,000 500,000 480,000	302,008 50,000 334,265	314,997 782,988 568,319	0 0 0	29,765 78,018 46,514	100,954 95,556 61,562	1,247,724 1,506,562 1,490,660
George A. Blanton Senior Vice President, Chief Financial Officer, Treasurer	2013 2012 2011	260,000 260,000 242,000	78,522 28,600 84,263	81,896 203,575 161,172	0 0 0	3,150 (381) 140	34,301 34,822 29,072	457,869 526,616 516,647
Timothy P. Ross President, Space & Defense Group	2013 2012 2011	266,000 266,000 247,500	120,501 41,496 103,413	93,102 231,425 183,150	0 0 0	7,836 82,003 55,851	33,759 33,858 30,469	521,198 654,782 620,383
Mark P. Burdick President, Wireless Group	2013 2012 2011	255,000 255,000 237,000	92,415 39,780 99,026	80,320 199,652 157,851	0 0 0	34,503 70,594 86,334	33,917 33,321 29,754	496,155 598,347 609,965
Carl W. Gerst Vice Chairman and Chief Technical Officer	2013 2012 2011	187,500 187,500 187,500	0 0 0	168,752 168,749 168,742	0 0 0	110,745 247,219 123,313	42,550 42,911 42,550	509,547 646,379 522,105

(1) Under the Company’s fiscal 2013 individual management incentive plan (collectively, the “Bonus Plan”), the Named Executives are entitled to an incentive bonus based upon corporate goals measured against pre-established targeted goals. The number reflected in this column is the actual amount paid to the Named Executives based upon the Company’s performance during fiscal year 2013. The maximum and target amounts of the Bonus opportunities in fiscal year 2013 are set forth in the Grants of Plan Based Awards Table on page 26.

(2) The amounts reported in this column reflect the aggregate grant date fair value of stock awards recognized by the Company for financial statement reporting purposes for the fiscal years ended June 30, 2013, 2012, and 2011 (before reflecting forfeiture), in accordance with ASC 718. These amounts reflect the Company’s accounting valuation for these awards and do not correspond to the actual value that may be recognized by its Named Executives.

(3) There were no stock option awards granted by the Company to the Named Executives for the fiscal years ended June 30, 2013, 2012, and 2011.

(4) The amounts in this column reflect the aggregate change in the actuarial present value of the Named Executive’s accumulated benefit under the Anaren Microwave, Inc. Pension Plan and the change in the market value of assets contained in Anaren, Inc. Deferred Compensation Plan. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan. All contributions to the Deferred Compensation Plan are invested in investment options selected by the Named Executive from the same array of options offered to employee participants in the Company’s 401(k) Plan.

(5) All Other Compensation consists of contributions by the Company to the Company’s 401(k) Salary Savings Plan in the amount of $12,500 (FY 2013), $12,250 (FY 2012) $12,250 (FY 2011) for Mr. Sala, $12,500 (FY 2013), $12,250 (FY 2012), $12,250 (FY 2011), for Mr. Blanton, $9,735 (FY 2013), $9,376 (FY 2012), $9,375 (FY 2011), for Mr. Gerst, and $12,500 (FY 2013), $12,250 (FY 2012), $12,250 (FY 2011) for Mr. Ross and $12,500 (FY 2013), $12,250 (FY 2012), $12,250 (FY 2011) for Mr. Burdick; contributions to a non-qualified deferred compensation plan covering the named executives in the amount of $50,000 (FY 2013), $50,000 (FY 2012), $24,000 (FY 2011) for Mr. Sala, $13,000 (FY 2013), $13,000 (FY 2012), $12,100 (FY 2011) for Mr. Blanton, $9,735 (FY 2013), $9,376 (FY 2012), $9,375 (FY 2011) for Mr. Gerst, $13,300 (FY 2013), $13,300 (FY 2012), $12,375 (FY 2011) for Mr. Ross, and $12,750 (FY 2013), $12,750 (FY 2012), $11,850 (FY 2011), for Mr. Burdick; premiums for additional disability insurance in the amount of $20,536 (FY 2013), $19,140 (FY 2012), $11,145 (FY 2011), for Mr. Sala, $8,801 (FY 2013), $9,572 (FY 2012), $4,722 (FY 2011), for Mr. Blanton, $7,959 (FY 2013), $8,308 (FY 2012), $5,844 (FY 2011), for Mr. Ross, $8,667 (FY 2013), $8,321 (FY 2012), $5,654 (FY 2011), for Mr. Burdick, and reimbursement for premiums on life insurance policies owned by Mr. Sala in the amount of $17,918 (FY 2013), $14,166 (FY 2012) $14,166 (FY 2011), and Mr. Gerst in the amount of $23,800 (FY 2013), $23,800 (FY 2012), $23,800 (FY 2011).

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards Table provides additional information about equity and non-equity stock awards granted to our Named Executives during the year ended June 30, 2013. All restricted share awards were made under the Anaren, Inc. 2004 Comprehensive Long-Term Incentive Plan, as amended. The table also includes the threshold, target and maximum annual incentive awards the Named Executives could have earned for 2013. The table does not include restricted share awards granted, if any, under the 2004 Plan for fiscal year 2013 performance, described on pages 19 and 20, because those awards were granted in fiscal year 2014 in accordance with the Company’s normal granting schedule.

		Estimated Potential Payouts Under Non-Equity Bonus Plan Awards
Name	Grant Date	Threshold ($)(4)	Target ($)	Maximum ($)(1)	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Lawrence A. Sala	8/8/2012	$0	$500,000	$750,000	16,389	0	$19.22	$314,997

George A. Blanton	8/8/2012	$0	$130,000	$195,000	4,261	0	$19.22	$81,896

Carl W. Gerst	8/8/2012	$0	$0	$0	8,780	0	$19.22	$168,752

Timothy P. Ross	8/8/2012	$0	$159,600	$239,400	4,844	0	$19.22	$93,102

Mark P. Burdick	8/8/2012	$0	$153,000	$229,500	4,179	0	$19.22	$80,320

(1) Under the non-equity Bonus Plan, each Named Executive has a “target” bonus opportunity in an amount equal to a specified percentage of his salary. In the case of truly exceptional performance by an officer, the Compensation Committee may exercise its discretion to recommend to the Board to increase a bonus payment to that officer by up to fifty percent. See page 16 for a detailed discussion of the Bonus Plan payments granted to each of the Named Executives.

(2) The restricted stock granted to the Named Executives on August 8, 2012, based on fiscal year 2012 performance, is subject to forfeiture until the third anniversary of the date of grant, except for Mr. Gerst whose grant is subject to forfeiture until the first anniversary date of the grant.

(3) During the applicable vesting period, the Named Executive has all of the rights of a Shareholder including the right to vote such shares at any meeting of the Shareholders and the right to receive all dividends. Non-vested shares may not be sold, exchanged or otherwise transferred.

(4) As described in more detail in the CD&A, Non-Equity Annual Bonus Plan Section found at pages 19 - 20, the Named Executives have been paid their respective bonus payments for the fiscal year 2013 and are not entitled to any future payouts. The specific amounts are listed under the “Bonus” column in the Summary Compensation Table found on page 25.

Outstanding Equity Awards at 2013 Fiscal Year-End

We have provided the following Outstanding Equity Awards at Fiscal Year-End table to summarize the equity awards held by our Named Executives which are outstanding as of June 30, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(3) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis-able	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)(1)	Market Values of Shares That Have Not Vested ($)(2)	Equity Bonus Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Bonus Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(2)
Lawrence A. Sala	50,000 60,000 54,000 24,500	0 0 0 0	$14.73 12.05 14.05 19.56	11/05/2013 8/29/2014 8/09/2015 8/09/2016	(a) 34,230 (b) 16,511 (c) 18,398 (d) 17,746 (e) 26,366 (f) 16,389	$2,973,942	0	$0
George A. Blanton	0	0			(a) 9,627 (b) 4,682 (c) 5,218 (d) 4,614 (e) 6,855 (f) 4,621	$808,796	0	$0
Timothy P. Ross	12,000 16,000 18,000 7,500	0 0 0 0	$14.73 12.05 14.05 19.56	11/05/2013 8/29/2014 8/09/2015 8/09/2016	(a) 10,924 (b) 5,321 (c) 5,929 (d) 5,245 (e) 7,793 (f) 4,844	$918,885	0	$0
Carl W. Gerst	20,000 20,000 18,000 6,500	0 0 0 0	$14.73 12.05 14.05 19.56	11/05/2013 8/29/2014 8/09/2015 8/09/2016	(g) 8,780	$201,413	0	$0
Mark P. Burdick	15,000 6,800	0 0	$14.05 19.56	8/09/2015 8/09/2016	(a) 9,422 (b) 4,586 (c) 5,110 (d) 4,525 (e) 6,723 (f) 4,179	$792,462	0	$0

(1)(a) This restricted stock award was granted to the Named Executives on November 5, 2009 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(b) This restricted stock award was granted to the Named Executives on August 10, 2010 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(c) This restricted stock award was granted to the Named Executives on August 10, 2010 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(d) This restricted stock award was granted to the Named Executives on August 11, 2011 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(e) This restricted stock award was granted to the Named Executives on August 11, 2011 and represents 65 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the fourth anniversary of the date of grant.

(1)(f) This restricted stock award was granted to the Named Executives on August 08, 2012 and represents 35 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the third anniversary of the date of grant.

(1)(g) This restricted stock award was granted to the Named Executive/Director on August 08, 2012 and represents 100 percent of the individual’s Total Grant Opportunity and is subject to forfeiture until the first anniversary of the date of grant.

(2) The values set forth in this column are based on the closing price of the Company’s common stock as of June 30, 2013 ($22.94), as reported on NASDAQ.

(3) Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. All stock options are currently exercisable. For each grant listed above, the expiration date is the tenth anniversary of the grant date.

The Company has provided the following Option Exercises and Stock Vested table to provide additional information about the value realized by the Named Executives on option awards exercised and stock awards vested during the year ended June 30, 2013.

Option Exercises and Stock Vested In Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Lawrence A. Sala	40,000	$384,872	53,670	$1,019,883
George A. Blanton	0	$0	5,184	$94,971
Carl W. Gerst	20,000	$197,009	15,138	$293,072
Timothy P. Ross	8,000	$79,920	16,894	$320,951
Mark P. Burdick	0	0	14,084	$267,389

(1) The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2) The value realized equals the fair market value of the shares on the date of vesting.

Equity Compensation Plan Information

The following table presents information as of June 30, 2013 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under its 2004 Comprehensive Long Term Incentive Plan, as amended.

	(a)	(b)	(c)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	663,000	$14.72	779,000
Equity compensation plans not approved by security holders	0	0	0
Total	663,000	$14.72	779,000

Retirement Plan Benefits

Pension Plan

The Company maintains a non-contributory Pension Plan for the benefit of all employees over the age of 21 who have completed one year of service and were hired on or before August 15, 2000. Effective August 15, 2000, the Company amended the Pension Plan, and as a result, employees hired or rehired by the Company after August 15, 2000 are not eligible to participate in or to accrue benefits under the Pension Plan. The Company pays all amounts required to provide retirement income benefits. The Pension Plan provides fixed benefits to be paid upon retirement at a specific age. Pension expense, including amortization of prior service cost over 30 years, was $1,132,000 for fiscal 2013.

The table below shows the present value of accumulated benefits payable to Named Executives1, including the number of years of service credited to each such Named Executive under the Pension Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements for fiscal year ended June 30, 2013. Employees who have attained at least twelve years of service and are at least 55 years of age can retire and receive a proportionately reduced benefit.

Under the Internal Revenue Code, the maximum annual benefit payable at age 65 is $205,000 for 2013. The maximum compensation that could be considered for all participants, including Messrs. Sala, Gerst, Burdick, and Ross, is $255,000 for 2013. These benefit and compensation limits are indexed to increases in the Consumer Price Index.

The credited years of service as of June 30, 2013 under the Pension Plan for each of Messrs. Sala, Gerst, Burdick, and Ross, are 29, 46, 33 and 31, respectively.

Pension Benefits Table In Fiscal 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Lawrence A. Sala	Anaren Microwave, Inc. Pension Plan	29	$194,313	$0
Carl W. Gerst	Anaren Microwave, Inc. Pension Plan	46	$1,449,602	$0
Mark P. Burdick	Anaren Microwave, Inc. Pension Plan	33	$230,727	$0
Timothy P. Ross	Anaren Microwave, Inc. Pension Plan	31	$218,620	$0

1 Mr. Blanton is not eligible to be a participant in the Pension Plan.

Nonqualified Deferred Compensation

The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the Named Executives in the Deferred Compensation Plan for the fiscal year ended June 30, 2013.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (loss) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Lawrence A. Sala	$0	$50,000	$37,553	$0	$393,553
George A. Blanton	$0	$13,000	$3,150	$0	$64,585
Carl W. Gerst	$0	$9,375	$15,688	$0	$294,418
Timothy P. Ross	$0	$13,300	$8,163	$0	$194,785
Mark P. Burdick	$7,750	$12,750	$35,736	$0	$347,967

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table on page 25.

(2)	The amount in this column was also reported in the column entitled “All Other Compensation” in the Summary Compensation Table.

(3)

The amount in this column was not reported in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table as it was a loss for the fiscal year.

Potential Payment on Termination or Change of Control

The Company has entered into agreements that provide severance benefits to the Named Executives upon termination of their employment under certain circumstances. The following tables describe the potential payments and benefits to which the Named Executives would be entitled upon termination of employment pursuant to the respective Employment Agreement or Change of Control Agreement assuming a June 30, 2013 termination date under such agreement.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment. These include:

●	Accrued salary and vacation pay;
●	Regular pension benefits under the Company’s Pension Plan; and
●	Distribution of plan balances under the Company’s 401(k) Plan.

Under the terms of Mr. Sala’s July 1, 2011 Employment Agreement, he is entitled to post-termination payments in the event that he is no longer employed by the Company because of non-renewal of his Employment Agreement at the expiration of its term, involuntary termination without cause, voluntary termination with good reason, change of control, death, or disability. The triggers for post-termination payments by the Company or its successor under Mr. Sala’s Employment Agreement are set forth in the description of the Employment Agreement on pages 34 - 35.

Benefit and Payment Upon Separation	Voluntary Termination or Nonrenewal at end of Term	Involuntary Termination for Reasons other than Cause	Voluntary Termination for Good Reason	Change of Control	Disability	Death
Severance Payment	$1,250,000 (1)	$1,250,000 (2)	$1,250,000 (3)	$1,500,000 (4)	$0	$250,000
Management Incentive Payment(8)	$1,250,000(1)	$1,250,000(2)	$1,250,000(3)	$1,500,000(4)	$0	$0
Company Funded Disability	$0	$0	$0	$0	$250,000(5)	$0
Restricted Stock (7)	$2,973,942	$2,973,942	$2,973,942	$2,973,942	$2,973,942	$2,973,942
Continuation of Medical/ Welfare Benefits (present value)	$39,600	$39,600	$39,600	$333,306	$0	$0
Nonqualified Deferred Compensation	$393,553	$393,553	$393,553	$393,553	$393,553	$393,553
Total Termination Benefits	$5,907,095	$5,907,095	$5,907,095	$6,705,949	$3,617,495	$3,617,495

(1)     Pursuant to the Employment Agreement, upon non-renewal of Mr. Sala’s Employment Agreement at the end of its term, Mr. Sala would be entitled to severance pay equal to two and one-half times his base salary at the time of termination plus two and one-half times his target bonus in effect on the date his employment ends. Payments required pursuant to the preceding sentence shall be paid in three substantially equal installments, with the first installment paid 180 days following the date Mr. Sala’s employment ends, and with the second and third installments paid on the last business day of the ninth and twelfth calendar month, respectively, following the date Mr. Sala’s employment ends. For thirty months following the date of termination, Mr. Sala shall be eligible to continue to participate in the Company’s medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other fringe benefit plan, as if Mr. Sala was an active, full time employee. If participation is not feasible, the Company must pay Mr. Sala the cash equivalent of such benefits for the thirty month period or until Mr. Sala commences employment with another employer or becomes eligible for the Company’s retiree health benefits. The Company must also treat as immediately exercisable and disposable, upon a change of control, all unexpired stock options and shares of restricted stock previously granted to him by the Company.

(2)      In the event the Company terminates Mr. Sala for reasons other than “Cause” the compensation and benefits set forth in this column shall be paid in the same time period as described in footnote (1) above. The Company must also treat Mr. Sala’s unexpired options and granted restricted shares as immediately exercisable and disposable.

(3)      In the event Mr. Sala voluntarily terminates his employment for good reason (as the term is defined in the Employment Agreement), the compensation set forth in this column shall be paid in a single sum 180 days following termination. The Company must also pay Mr. Sala a prorated portion of his annual incentive bonus based on the months of the year worked prior to termination, plus two and one-half times his target bonus in effect for the year in which his employment ends. For the period during which the amount set forth in this column is paid, Mr. Sala shall be eligible to continue to participate in the Company’s medical, dental, disability (short term and long term) and group term and whole life insurance plans, but not in any other fringe benefit plan, as if Mr. Sala was an active, full time employee.

(4)       In the event Mr. Sala’s employment is terminated within two years after a “change of control” (as such term is defined in the Employment Agreement), Mr. Sala shall receive the payments set forth in this column. Specifically, the Company is obligated to pay Mr. Sala an amount equal to three years base salary plus three times his target bonus in effect on the date his employment ends in lieu of future incentive bonus payments, plus a prorata portion (based on completed months of active employment in the applicable year) of his fiscal year bonus. Mr. Sala shall also be entitled to participate in the Company’s health and dental plans at no cost, until the earlier of the date he becomes eligible for retiree health benefits, or he commences employment with another employer. If the Company does not maintain an applicable policy, Mr. Sala will be entitled to reimbursement for premiums up to a maximum of $20,000 per year up to age 65. Mr. Sala will also be entitled to reimbursement for life and disability insurance premiums for three years. If any portion of the amounts paid to, or value received by Mr. Sala following a “change of control” would be subject to the excise tax imposed pursuant to Internal Revenue Code Section 4999, cash severance payments shall be reduced as well as other payments and benefits so that no portion of the payments will be subject to the excise tax, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of such excise tax. If an agreement to restructure payments cannot be reached within 60 days of the date the first payment is due, then payment shall be made without restructuring. However, the cash payments provided to Mr. Sala shall first be reduced, and then the other payments and benefits shall be reduced, to the extent necessary so that no portion of the pay and benefits paid to Mr. Sala will be subject to such excise tax.

(5) During the Disability Period, Mr. Sala shall be entitled to 100% of his base salary pursuant to the Company’s short term disability policy (and supplemented, if necessary, by Mr. Sala’s accrued but unused sick leave), reduced by any other benefits to which Mr. Sala may be entitled for the disability period on account of such disability, including, but not limited to, benefits provided under New York’s Workers’ Compensation law.

(6) Upon the occurrence of certain triggering events, the Company shall treat as immediately exercisable each unexpired stock option held by Mr. Sala that is not exercisable or that has not been fully exercised, so as to permit Mr. Sala (or his beneficiary) to purchase any portion or all of the Common Stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted. The value (based on the closing market price of the Company’s common stock on June 30, 2013 minus the option exercise price) of unvested outstanding stock options that would have been vested upon a change of control of the Company. Mr. Sala had no unvested options outstanding at June 30, 2013.

(7) The Company shall also waive all restrictions on any stock granted to Mr. Sala so as to permit Mr. Sala to dispose of any restricted stock previously granted to him. Upon the occurrence of a Change of Control the amount indicated represents the value (based on the closing price of $22.94 for the Company’s Common Stock as reported on the NASDAQ Stock Market on June 30, 2013).

(8) In addition to the severance payments set forth in this row, Mr. Sala will be entitled to receive a pro rata share of the management incentive payment earned for the fiscal year in which termination occurs based on the number of months worked in that fiscal year.

Except as required in the course of his employment, Mr. Sala’s Employment Agreement prohibits Mr. Sala, either during or after his employment, from disclosing or using in any way, without the Company’s prior written consent, any confidential business or technical information or trade secrets acquired in the course of Mr. Sala’s employment by the Company. Mr. Sala’s Employment Agreement also contains a covenant not to compete that prohibits Mr. Sala from, either directly or indirectly, owning, managing, operating, controlling or participating in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which principal business directly competes with the Company or any of its affiliates for a 36 month period following the termination of his employment. Mr. Sala is also precluded from soliciting Company employees and/or customers of the Company during this 36 month period. Mr. Sala’s ownership of not more than 5% of the voting stock of any publicly held corporation shall not constitute a violation of the covenant not to compete. Upon a breach of the covenants described in this paragraph, the Company may offset and/or recover from Mr. Sala immediately any and all of the post-termination compensation paid to him, in addition to any and all other remedies available to the Company under law or in equity.

Change in Control Agreements with George A. Blanton, Mark P. Burdick, David M. Ferrara, Timothy P. Ross, Amy Tewksbury and Gert R. Thygesen. The Company has change of control agreements dated July 1, 2011 with Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Amy Tewksbury, which with the exception of Mr. Ferrara, replaced their individual change of control agreements which expired on June 30, 2011. The agreements provide that in the event the employee’s employment with the Company ceases for reasons other than voluntary resignation or for “cause” (as such term is defined in the agreement) within two years following a “change of control”, (as the term is defined in the Agreement), the Company must pay the employee a severance benefit equal to 200% of his or her base annual salary if the employee has 20 or more years of service with the Company or a severance benefit equal to 100% of his or her base salary if the employee has less than 20 years of service, plus any earned incentive bonus prorated to the month in which the termination occurs, plus the sum of the incentive bonus paid to the employee in the two years (or one year for those employees with less than 20 years of service) prior to the change of control. Payments under the respective Change of Control Agreements shall be made in substantially equal installments over a 24 month period (or 12 month period for employees with less than 20 years of service) and commence with the Company’s first regular payroll following such executive’s termination of employment, unless such executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code), in which case payments shall not commence until the first day of the first month that begins 180 days after the executive’s termination of employment. If the executive dies prior to receiving all of the payments due under the Change of Control Agreement, then any unpaid amounts will be paid to such Named Executive’s designated beneficiary. Also, if the executive becomes re-employed at any time during the first 12 month period, in which severance payments are made, the Company shall have no further obligation after the 12 month period has expired. If the executive becomes employed after the initial12 month period, but before expiration of the 24 month period, all severance payments and insurance benefits will cease upon commencement of the executives new employment. In addition, the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to the employee by the Company, and must permit the employee to continue to participate in applicable Company benefit plans for the period during which he or she is receiving severance payments.

	Expected Change of Control Payment (1)	Nonqualified Deferred Compensation Restricted Stock	Continuation of Medical/Welfare Benefits (present value)	Acceleration and Continuation of Equity Awards (unamortized as of 6/30/13) (2)		Total Termination Benefits (3)
				Restricted Stock	Options
George A. Blanton
● Involuntary or good reason termination after change of control	$338,522	$64,585	$15,840	$808,796	$0	$1,227,743
Timothy P. Ross
● Involuntary or good reason termination after change of control	$693,997	$194,785	$31,680	$918,885	$0	$1,839,347
Mark P. Burdick
● Involuntary or good reason termination after change of control	$642,195	$347,967	$31,680	$792,462	$0	$1,814,304
Carl W. Gerst
● Involuntary or good reason termination after change of control	$0	$294,418	$31,680	$201,413	$0	$527,511

(1)

The amounts set forth in this column reflect 200% of the executive’s base salary (provided the executive has 20 or more years of service and 100% if less than 20 years of service) plus an amount equal to the sum of the previous two years’ management incentive bonus payments earned by the executive.

(2)

Upon the occurrence of certain triggering events, the Company shall treat as immediately exercisable each unexpired stock option held by the executive that is not exercisable or that has not been fully exercised, so as to permit the executive to purchase any portion or all of the Common Stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted. The amount indicated represents the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of June 30, 2013 (based on the closing price of $22.94 for the Company’s Common Stock as reported on the NASDAQ Stock Market on June 30, 2013). The Company shall also waive all restrictions on any stock granted to him so as to permit the executive to dispose of any restricted stock previously granted to him. There were no unvested options held by the Named Executives at June 30, 2013.

(3)

In the event the Named Executive’s employment is terminated within two years after a change of control (as such term is defined in the Change of Control Agreement), the executive shall receive the payments set forth above. If any portion of the amounts paid to, or value received by the executive following a “change of control” would be subject to the excise tax pursuant to Internal Revenue Code Section 4999, cash severance payments shall be reduced as well as other payments and benefits so that no portion of the payments will be subject to the excise tax, then the parties shall negotiate a restructuring of payment dates and/or methods (but not payment amounts) to minimize or eliminate the application of such excise tax.

Except as required in the course of an executive officer’s employment, the Change of Control Agreement prohibits each executive, either during or after his employment, from disclosing or using in any way, without the Company’s prior written consent, any confidential business or technical information or trade secrets acquired in the course of such executive’s employment by the Company. The agreements also contain a covenant not to compete that prohibits each executive from, either directly or indirectly, owning, managing, operating, controlling or participating in the ownership, management, operation or control of or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise, or have any financial interest in, or aid or assist anyone else in the conduct of any entity or business which principal business directly competes with the Company or any of its affiliates for a 24 month period following the termination of his employment. The executive’s ownership of not more than 5% of the voting stock of any publicly held corporation will not constitute a violation of the covenant not to compete. Upon a breach of the covenants described in this paragraph, the Company may offset and/or recover from such executive immediately any and all of the post-termination compensation paid to him, in addition to any and all other remedies available to the Company under law or in equity.

Certain Agreements with Directors and Executive Officers

Employment Agreement with Lawrence A. Sala. Effective July 1, 2011, the Company entered into an employment agreement with Mr. Sala. The agreement, which replaced Mr. Sala’s prior agreement dated July 1, 2006, provides for Mr. Sala’s continued employment as President and Chief Executive Officer through June 30, 2016 or such earlier date as may result pursuant to the terms of the agreement. The agreement provides for a base annual salary of $480,000 or such greater amount as the Board of Directors may determine, plus annual equity and non-equity incentive bonus opportunities pursuant to the Incentive Plan and the 2004 Comprehensive Long Term Incentive Plan and annual reimbursement of life and disability insurance premiums and participation in certain insurance plans.

The agreement terminates automatically in the event of Mr. Sala’s death and the Company may terminate the agreement upon Mr. Sala’s disability or for specified cause as defined in the agreement. In the event the agreement is terminated due to Mr. Sala’s death, the Company will continue payment of his base salary to a designated beneficiary for a period of 26 weeks, and if termination is due to death or disability the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company. In the event Mr. Sala’s employment with the Company is terminated by the Company for reasons other than for cause, death or disability, or by Mr. Sala for “good reason” (for example, the Company substantially modifies his duties which are materially inconsistent with his President and CEO position or eliminates or reduces his target bonus opportunity, the Company will be obligated to pay severance to Mr. Sala in an amount equal to two and one half years of his then base salary at such date, plus a pro rata portion of his annual incentive bonus (based on completed months of active employment in the applicable year), plus two and one half times his target bonus in effect for the years his employment ends in lieu of incentive bonus payments.

In addition, if the termination occurs as a result of a “change of control,” the Company must pay severance to Mr. Sala in an amount equal to three years’ base salary at such date, plus three times his target bonus in effect on the date his employment ends in lieu of incentive bonus payments, participation in Company provided health and dental insurance plans, or provide him the cash equivalent value if plan participation is not feasible, until Mr. Sala commences employment with another employer or becomes eligible for the Company’s retiree health benefits, reimbursement for certain life insurance premiums, and must treat as immediately exercisable and disposable all unexpired stock options and shares of restricted stock previously granted to him by the Company. Pursuant to the Employment Agreement, a “change of control” shall be deemed to have occurred if:

(i)      any “person” including a “group” as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934, is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination the persons who are directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company if the appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election;

(iii) the Company is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (A) affiliates within the meaning of the Exchange Act or (B) any party to the merger or consolidation;

(iv) The Company transfers substantially all of its assets to another corporation which is not controlled by or a shareholder of the Company.

In the event that Mr. Sala’s employment continues for the entire term of the agreement and the Company and Mr. Sala are unable to negotiate a new employment agreement, the Company will be obligated to pay severance to Mr. Sala in an amount equal to two and one half times his base salary at such date, plus any earned bonus, plus two and one half times his target bonus in effect for the fiscal year 2016, in lieu of incentive bonuses, and permit Mr. Sala to continue to participate in the Company’s various insurance benefits plans for thirty months, as if he remained an active employee of the Company.

Mr. Sala’s July 1, 2011 employment agreement also contains a “Clawback” provision which automatically subjects Mr. Sala to any clawback policy implemented by the Company and also subject to the clawback provisions of Section 304 of the Sarbanes Oxley Act. Under the provision, to the extent the Company is required to prepare an accounting restatement as the result of material non-compliance with securities laws, Mr. Sala would forfeit any incentive bonuses that resulted from erroneous financial results.

Employment Agreement with Carl W. Gerst, Jr. The Company had previously entered into an employment agreement dated February 14, 2004 with Carl W. Gerst, Jr., Chief Technical Officer and Vice Chairman of the Board of the Company, providing for Mr. Gerst employment through June 30, 2007. The Agreement has been amended by the Board of Directors, first in 2007 and each year thereafter providing for Mr. Gerst’s continued employment through June 30, 2013. On May 15, 2013, the Compensation Committee and the Board approved Amendment 8 which provides for Mr. Gerst’s continued employment as a full time employee through June 30, 2014. All other terms of the original employment agreement that were in effect at the time of the amendment remained unchanged.

The agreement terminates automatically in the event of Mr. Gerst’s death and the Company may terminate the agreement upon Mr. Gerst’s disability or for specified cause as defined in the agreement. In the event the agreement is terminated due to Mr. Gerst’s death, the Company will continue payment of his base salary to a designated beneficiary for a period of 90 days, and if termination is due to death or disability; the Company must treat as immediately exercisable and disposable, respectively, all unexpired stock options and shares of restricted stock previously granted to him by the Company. In the event Mr. Gerst’s employment with the Company is terminated by the Company, (other than for cause), due to death or disability, by Mr. Gerst for “good reason” (as defined in the agreement), or due to a “change of control” (as defined above), the Company must treat as immediately exercisable all unexpired stock options previously granted to him by the Company. The value of Mr. Gerst’s unexpired stock options if accumulated due to a change of control as of June 30, 2013 is $0 because all of his options are fully vested. Mr. Gerst would also be eligible, upon a change of control, to receive non qualified deferred compensation in the amount of $294,418.

The Company has entered into Change Of Control agreements with Messrs. Blanton, Burdick, Ferrara, Ross, Thygesen and Amy Tewksbury which are described in detail on page 32 - 34.

ITEM TWO

SHAREHOLDER PROPOSAL FOR ADVISORY VOTE
ON CLASSIFIED BOARD STRUCTURE

A shareholder, Discovery Equity Partners, 191 N. Wacker Drive, Suite 1685, Chicago, Illinois, 60606, has requested the Company to present the advisory proposal set forth below at the Company’s Annual meeting of Shareholders on November 6, 2013. The Company will promptly provide the number of common shares held by Discovery Equity Partners upon receiving an oral or written request.

RESOLVED, that the stockholders of Anaren, Inc. ("Anaren") request that the Board of Directors approve amendments to Anaren's certificate of incorporation and by-laws to declassify the Board and thereby require that all directors stand for election on an annual basis rather than once every three years.

Supporting Statement:

Discovery Group is a long-term investor in Anaren. Our motivation for this proposal is the chronic undervaluation of Anaren, which we believe is due to the Company's small size combined with a perceived reticence of the Board to consider a takeover by a larger strategic suitor willing to offer shareholders a premium valuation.

Last year, we submitted a proposal to eliminate Anaren's plurality voting standard in uncontested director elections. Our proposal received an overwhelming 70% of the votes cast as well as an endorsement from ISS, the leading proxy advisory firm. The Board acknowledged the shareholder vote and in February 2013 replaced plurality voting with majority voting in future uncontested director elections. This year's proposal affords shareholders another opportunity to communicate to the Board a desire for further improvements in governance.

In its 2012 US Voting Manual, ISS states that "directors should be accountable to shareholders on an annual basis." ISS argues that "the only real motive for Board classification is to make it more difficult to change control of the Board." ISS also states: "A classified Board can (1) delay a takeover desired by shareholders but opposed by management, and (2) prevent bidders from even approaching a target Company if they do not want to wait more than a year to gain majority control. Shareholders lose in both cases, and management has less incentive to keep shares fully valued if the directors' Board seats are secure."

There is strong academic research highlighting the negative effects of classified Boards. In the 2002 paper, "The Powerful Antitakeover Force of Staggered Boards: Theory, Evidence & Policy," the authors, Bebchuk et al., find that a classified Board increases the likelihood that the average target will remain independent from 34% to 61%. In the 2013 paper, "The Myth that Insulating Boards Serves Long-Term Value," Bebchuk et al. find that "greater insulation is associated with an economically meaningful reduction in industry-adjusted firm value, ROA, sales growth, and net profit margin."

In the last decade, many companies have moved away from classified Boards. According to Sharkrepellent.net, the number of S&P 500 companies with classified Boards has dropped from 60.4% in1999 to 18.05% in September 2012. In addition, Georgeson's 2012 Annual Corporate Governance Review found that during 2012, shareholders voted in favor of Board declassification 81% of the time when presented with a declassification proposal.

Annual director elections would increase the accountability of Anaren’s Board and provide an incentive for its directors to proactively pursue all strategic alternatives to unlock shareholder value. Vote FOR this proposal to communicate to the Board that shareholders should have the right to elect all directors on an annual basis.

The Proposal is advisory in nature and would act as a recommendation to the Board if approved by shareholders. Shareholders should be aware that approval of the Proposal would not necessarily result in the Board amending the by-laws to require majority voting for directors. If shareholders vote in favor of the Proposal, the Board, consistent with its fiduciary duties, will consider such vote and such other matters as the Board deems relevant in determining whether to amend the Company’s by-laws to require majority voting for directors.

Board of Director’s Opposition Statement:

The Board has carefully considered the above shareholder proposal, including the arguments for and against a classified Board, and believes that the proposal is NOT in the best interest of the Shareholders. Consequently, the Board recommends that the shareholders vote AGAINST the proposal for the reasons stated below:

Continuity and Stability

The Board of Directors believes that continuing to maintain a classified Board is advantageous to the Company and its shareholders. Under the Board’s current classified structure, the Company’s directors are divided into three classes and serve staggered three-year terms rather than one year terms, which has significantly helped maintain continuity and stability in the Board and the policies and strategies formulated by the Board. Company directors have developed substantial knowledge of the Company, its business groups and its long term strategies and goals. Directors who have experience with the Company, who understand the Company’s culture and industry position, and who are committed to enhancing long term shareholder value, are invaluable resources and are better positioned to make strategic decisions that are in the best interests of the Company and its shareholders. In addition, the Company’s classified Board structure is time-tested, having been in place since the shareholders approved the structure in November, 1999. During this 13 year period, Company directors have overseen substantial growth in the Company’s revenue, and earnings. Specifically, Company revenue has grown at a 9% compound annual growth rate (CAGR) and earnings before interest, taxes, depreciation and amortization (EBITDA) and earnings per share (EPS) have experienced an 8% GAGR. Under the classified board structure, the Company also successfully launched a China based subsidiary as well as successfully acquired and integrated multiple acquisitions, all of which have helped strengthen the Company’s ability to successfully compete in the world economy.

Recruiting Board Candidates

The Board believes that the current classified Board structure enhances the Company’s ability to recruit quality director candidates who are willing to make a long-term commitment of their time and energy to help the Company grow and enhance shareholder value. The Board believes the ability to successfully recruit quality Board members is particularly important for a small technology-based company like Anaren that otherwise may have difficulty attracting candidates due to the ever expanding responsibilities and duties of directors, personal risks, and the relatively modest compensation provided to Board members.

Independence

The Board believes that electing directors to three-year terms, as provided under the current board structure rather than one-year terms, enhances the independence of non-management directors. Specifically, the current structure provides directors with longer assured terms of office, thereby insulating them from undo pressures from special interest groups that might have an agenda contrary to the long-term interests of all shareholders. The importance of maintaining truly independent directors is critical to help insure directors do not make short-term decisions that may be detrimental to the Company long term, simply out of fear of being replaced each year.

Commitment to Effective Corporate Governance

Discovery Equity Partners, in its supporting Statement refers to general trends away from classified Board structures citing data back to 1999 involving strictly S&P 500 companies. Our Board believes that shareholders should be cautious in relying on such data because good corporate governance is not a ONE SIZE FITS ALL issue, particularly when dealing with a micro-cap size company like Anaren compared to companies in the S&P 500 that generate billions of dollars in revenue. One commentator has noted there is “growing literature that argues that the “one size fits all’ approach to Board structure is misguided.” See Ahn, Seoungpil and Shrestha, Keshab, The Differential Effects of Classified Boards on Firm Value, (July 17, 2010). This report, based on approximately 7,800 firms, goes on to conclude that “the net effect of a classified Board is positive when firms have greater advising needs and lower monitoring costs, which we believe is the case with Anaren.”

Michael Murphy, in Attacking the Classified Board of Directors: Shaky Foundations for Shareholder Zeal, 65 Bus Law. 441 (2009-2010), also concluded that “the classified Board has no significant impact on share value in a substantial class of firms” (Id. at 450), and “[t]he classified Board in fact has a highly heterogeneous impact on market valuation that tends to support a case-by-case approach to proxy voting rather than a categorical opposition to the classified Board” (Id. at 449). Note worthy, under the Company’s current classified Board structure, the Company has regularly received above average governance scores from Institutional Shareholder Services (ISS), one of two significant Proxy advisors who annually opines on governance matters involving public companies.

Protecting Our Shareholders

Discovery Equity Partners also contends that “[A]nnual director elections would increase the accountability of Anaren’s Board and provide an incentive for directors to proactively pursue all strategic alternatives to unlock shareholder value”, yet provides no basis to substantiate this assertion. To the contrary, commentators have noted that classified Boards do not preclude takeovers and usually maximize shareholder value in change of control situations. See Michael Murphy, Attacking The Classified Board of Directors (Id). Moreover, when confronted with an unsolicited hostile offer, a classified Board which is not under the imminent threat of removal can more aggressively and effectively negotiate on behalf of all shareholders and to consider all strategic alternatives equally. The ability to negotiate from a position of independence was recognized in a 2008 study by Thomas Bates and others where it was concluded that classified Boards may in fact improve the relative bargaining power of directors on behalf of their constituent shareholders and that target shareholders of companies with classified Boards receive a larger proportional share of the total value gains from a transaction. See, Bates, Becher, Lemmon, Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control, 87 J. Fin. Econ. 656 (2008).

For the foregoing reasons, the Board unanimously believes this proposal is not in the best interests of the Company or our shareholders, and recommends that you vote “AGAINST” Proposal #2. Proxies solicited by the Board will be voted “AGAINST” this proposal unless the shareholder has otherwise indicated in voting the proxy.

This proposal is advisory in nature and would act as a recommendation to the Board if approved by shareholders. Shareholders should be aware that approval of the proposal would not necessarily result in the declassification of the Board. Under the Company’s restated Certificate of Incorporation, as amended, to change the class structure of the Board, the Board must first authorize amendments to the Company’s restated Certificate of Incorporation, as amended. Shareholders would then have to approve each of those amendments with an affirmative vote of not less than 2/3’s of the outstanding shares of the Company entitled to vote generally in the election of directors.

ITEM THREE

PROPOSAL TO AMEND AND TERMINATE THE COMPANY’S

SHAREHOLDER RIGHTS PLAN

The Board of Directors at a meeting held on February 13, 2013, approved putting before the Company’s shareholders a proposal to amend the Company’s Shareholder Protection Rights Agreement dated as of April 8, 2011, between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent (the “Rights Plan”).

The primary purpose of the Company’s Rights Plan, also known as a “poison pill,” is to bring potential bidders to the negotiating table by increasing the bargaining power that the Company’s Board of Directors has against a hostile bidder. In support of shareholder rights agreements, generally it is assumed that while shareholders should have a right to participate in unsanctioned offers made by bidders, shareholders may not always be in the best position to bargain for their interests.

The Company believes that rights plans are generally now disfavored by institutional shareholders and that the prevalence of poison pills has been generally decreasing over the past several years. In addition, the Company believes that shareholder proposals calling for the redemption or termination of rights plans are increasingly common in recent years because rights plans may be viewed negatively by institutional shareholders and the market as a means to entrench current management instead of a means to maximize shareholder value.

Accordingly, through this proposal, the Company’s Board of Directors are allowing shareholders to vote on amendment to the Company’s Rights Plan in order to, in effect, have shareholders decide whether they believe maintaining the Rights Plan is in the best interests of Shareholders. If the Shareholders approve the proposal to amend the Rights Plan, the Company’s Board of Directors would enter into an amendment to change the “Expiration Time” as defined in the Rights Plan, by accelerating the Expiration Time from April 27, 2021 to a date as soon as practical after the Annual Meeting of Shareholders. Pursuant to the Rights Plan, the defined term “Expiration Time” currently reads as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time; (ii) the Redemption Time; and (iii) the close of business on April 27, 2021.

If shareholders do not approve the proposed amendment, the Rights Plan would continue pursuant to the language of the Rights Plan originally written. The proposed amendment reflects the Board of Director’s desire to have shareholders vote on whether the Rights Plan should remain in effect or be terminated in December, 2013.

Because the Board of Directors believes the arguments in favor of maintaining the Rights Plan outweight the arguments against the Rights Plan, particularly for a small micro-cap company like Anaren, the Board recommends that shareholders vote “Against” Proposal #3. Proxies solicited by the Board will be voted “Against” to proposal unless the shareholder has otherwise indicated in voting the proxy.

ITEM FOUR

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the fiscal year ended June 30, 2013, the firm of Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries. The Audit Committee also retained Deloitte & Touche LLP to advise the Company in connection with various other matters as described below.

The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014, subject to ratification of the appointment by the Shareholders. Although Shareholder ratification is not required, the Board of Directors has determined that it would be desirable to request an expression from the Shareholders as to whether or not they concur in this appointment. Deloitte was initially engaged to be the Company’s principal independent registered public accounting firm after completion of a request for proposal process in December 2008. Management considers Deloitte, to be well qualified to act in this capacity and therefore recommends that Shareholders vote in favor of ratification. It is anticipated that a representative of Deloitte will be present at the Meeting and will have an opportunity to make a statement and to answer questions of Shareholders.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended June 30, 2012 and June 30, 2013:

	2012	2013
Audit Fees	$515,763	$560,000
Audit-Related Fees	$0	$0
Tax Fees	$0	$0

All services provided, or to be provided, by the Company’s independent public accountants are subject to a pre-approval requirement of the Audit Committee. In accordance with the Company’s Audit Committee Charter, the Audit Committee (or Audit Committee Chairperson as provided in the Charter) pre-approved all fees paid to the Company’s auditors for fiscal years 2011, 2012 and 2013.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of the Company, in addition to legal and regulatory compliance. The Committee is comprised of five Directors who, in the business judgment of the Board of Directors, are independent as defined by the rules of the Securities and Exchange Commission Sarbanes-Oxley Act of 2002 and by Marketplace Rule 4200 of the NASDAQ Stock Market. The Board of Directors has determined that all of the Committee members be able to read and understand fundamental financial statements and that the Committee’s former chairman, Dale F. Eck, and current chairperson, Ms. Patricia T. Civil in the opinion of the Committee and the Board, have the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the Securities and Exchange Commission. The Audit Committee’s responsibilities are fully described in its Charter. Each year, the Audit Committee conducts a review and reassesses the adequacy of the Committee’s Charter to assure continuing compliance with the rules of the Securities and Exchange Commission, The NASDAQ Stock Market and related regulatory initiatives.

The Audit Committee reports as follows:

Review of Audited Financial Statements with Management.

The Audit Committee reviewed and discussed the Company’s audited, consolidated financial statements as of and for the year ended June 30, 2013 and Management’s Annual Report on Internal Control over Financial Reporting with the management of the Company. Management has the primary responsibility for the financial statements, and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of the consolidated financial statements with generally accepted accounting principles. The discussions with management included the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments, and the clarity of disclosures. The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process for certifications by the Company’s Chief Executive Officer, and Chief Financial Officer which are required by the rules of the Securities and Exchange Commission.

Review of Financial Statements and Other Matters with Independent Public Accounting Firm.

The Audit Committee has discussed with Deloitte the audited consolidated financial statements as of and for the fiscal year ended June 30, 2013. The Audit Committee also discussed with Deloitte those matters required to be discussed by PCAOB AU section 380, Communication with Audit Committees, Rule 2-07, Communication with Audit Committees, of Regulation S-X, and other PCAOB rules and standards, including the review and approval, in advance, of all fees paid to the independent registered public accounting firm.

Also, throughout the year, the Audit Committee monitored matters related to the independence of Deloitte. The Audit Committee received and reviewed the written disclosures and the letter from the Company's independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company's independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted additional policies to ensure the independence of the independent registered public accounting firm, such as Audit Committee approval of non-audit services and rotation of the lead audit partner.

Recommendation that Financial Statements be Included in Annual Report.

Based on the above-mentioned reviews and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and the report on internal controls related to the financial reporting of the Company be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

Audit Committee

Patricia T. Civil

Dale F. Eck

James G. Gould

John L. Smucker

Louis J. De Santis

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it and written representations of the Reporting Persons with respect to the fiscal year ended June 30, 2013, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended June 30, 2013, except for one Form 4 filing in December, 2012 related to the payment of tax liability associated with vesting of a restricted stock grant to director Patricia Civil.

MISCELLANEOUS

Other Matters

As of the date of this Proxy Statement, management has no knowledge of any business which will be presented for consideration at the Meeting other than that described herein. Should any other matter properly come before the Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

Solicitation of Proxies

The entire expense of preparing, assembling and mailing the Proxy Statement, form of proxy and other material used in the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for expenses in so doing. To the extent necessary to ensure sufficient representation, officers and regular employees of the Company may request, without additional compensation therefore, the return of proxies personally by telephone or telegram.

The extent to which this will be necessary depends entirely on how promptly proxies are received, and Shareholders are URGED to send their proxies WITHOUT DELAY.

SHAREHOLDER PROPOSALS

In order for a Shareholder proposal to be considered for inclusion in the Company’s Proxy Statement relating to the 2014 Annual Meeting of Shareholders, such proposal must be received by the Company by May 22, 2014 and must satisfy the conditions established by the SEC for such proposals in Rule 14a-8(a) under the Exchange Act.

Shareholders who wish to present matters for action at the 2014 Annual Meeting of Shareholders (other than proposals made in accordance with Rule 14a-8 under the Exchange Act) are encouraged (but are not required) to submit such matters to the Company at least 45 days before the date on which the Company first sent its proxy materials for its immediately preceding annual meeting of shareholders, or, if the Company changes the date of the 2014 Annual Meeting by more than 30 days from the corresponding date for the 2013 Annual Meeting, a reasonable time before the Company mails its proxy materials.

	By:	/s/ David M. Ferrara
Date: September 20, 2013		Secretary and General Counsel
East Syracuse, New York

PROXY ANAREN, INC. PROXY

6635 Kirkville Road
East Syracuse, New York 13057

THIS IS YOUR PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANAREN, INC.

The undersigned hereby (1) acknowledges receipt of the notice of the Annual Meeting of Shareholders of Anaren, Inc. (the "Company") to be held at the Wyndham Boston Andover located at 123 Old River Road, Andover, Massachusetts 01810 on November 6, 2013 at 8:00 a.m. Eastern Time and of the Proxy Statement in connection therewith and (2) appoints Lawrence A. Sala and David M. Ferrara and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, $.01 par value, of Anaren, Inc. held of record by the undersigned on September 13, 2013 at the Annual Meeting of Shareholders, or any adjournment or postponement thereof.

The Board of Directors recommends a vote "FOR" Items 1 and 4. The Board of Directors recommends a vote "AGAINST" Items 2 and 3.

(Continued and to be signed on the reverse side)

ITEM 1: ELECTION OF DIRECTORS

NOMINEES:	FOR	AGAINST	ABSTAIN
Matthew S. Robison	☐	☐	☐
John L. Smucker	☐	☐	☐
Patricia T. Civil	☐	☐	☐

	FOR	AGAINST	ABSTAIN
ITEM 2: SHAREHOLDER PROPOSAL FOR ADVISORY VOTE ON CLASSIFIED BOARD STRUCTURE	☐	☐	☐
ITEM 3: PROPOSAL TO AMEND AND TERMINATE THE COMPANY'S SHAREHOLDER RIGHTS PLAN	☐	☐	☐
ITEM 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ITEMS # 1 AND 4 AND "AGAINST" ITEMS # 2 AND 3.